As filed with the Securities and Exchange Commission on April 1, 2025

Registration No. 333-285755

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 1

to

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FEMTO TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

British Columbia	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7000 Akko Road Kiryat Motzkin Israel	Puglisi & Associates 850 Library Ave., Suite 204 Newark, Delaware 19711 Telephone: (302) 738-6680
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Louis A. Brilleman, Esq. 1140 Avenue of the Americas, 9th Floor New York, NY 10036 Tel: (212) 537-5852	Kari Richardson, Esq. Owen Bird Law Corporation 2900 – 733 Seymour St., P.O.B 1, Vancouver, B.C. V6B 0S6 Canada Tel: (604) 688-0401

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED APRIL 1, 2025

FEMTO TECHNOLOGIES INC.

233,352,911 Common Shares

This prospectus relates to the offer and sale from time to time, on a resale basis, by the selling shareholders identified herein or their permitted transferees, of up to an aggregate of 233,352,911 shares of our common shares stock, no par value (as known under British Columbia corporation law as Subordinate Voting Shares, herein, the “Common Shares,” or the “Subordinate Voting Shares”), consisting of: (i) 2,065,120 Common Shares (ii) 2,011,616 Common Shares issuable upon exercise of pre-funded warrants (the “Pre-Funded Warrants”), a maximum of 27,960,512 Common Shares issuable upon exercise of Series A Warrants (the Series A Warrants”), and (iii) a maximum of 201,315,663 Common Shares issuable upon exercise of Series B Warrants (the “Series B Warrants,” together with the Pre-Funded Warrants and the Series A Warrants, the “Warrants”). We refer to the Common Shares including the Common Shares underlying the Warrants being registered herein as the “Registered Securities.”

We are not offering any Common Shares for sale by us under this prospectus. We will not receive any of the proceeds from the sale by the selling shareholder of the Common Shares. However, upon cash exercise of the Warrants, we will receive the exercise price.

The securities registered for resale by the selling shareholders in the registration statement of which this prospectus forms a part represent almost 80 times the total number of Common Shares outstanding on the date hereof, assuming (i) the exercise of all Pre-Funded Warrants, the Series A Warrants and the Series B Warrants and (ii) adjustment and/or reset of the exercise price of the Series A Warrants and Series B Warrants to the floor price of $0.76, as provided in the Series A Warrants and the Series B Warrants. Given the substantial number of Common Shares being registered for potential resale by selling shareholders pursuant to this prospectus, whether as a result of substantial sales of our Common Shares by the selling shareholders or the perception in the market that holders of a large number of shares intend to sell their shares, the market price of shares of our Common Shares could decline significantly and the volatility of the market price of our Common Shares could increase significantly. Sales of a substantial number of Common shares in the public market could occur at any time. Sales of our Common Shares by the selling shareholders, or the perception that such sales may occur, may also cause the market price of our Common Shares to drop significantly even if our business is doing well. See “Risk Factors.”

The A Warrants and the B Warrants may be exercised on a cashless basis in accordance with the formula set forth in the Warrants. In addition, the B Warrants include an “alternative cashless exercise” option, allowing the holder to exercise the Series B Warrant at any time and receive three Common Shares for each Common Share then underlying the Series B Warrant without additional consideration. Further, on the expiration date of the Series B Warrant, it will be automatically converted in accordance with the alternative exercise option. Assuming reset of the exercise price of the B Warrants to $0.76, a total of 201,315,663 Common Shares will be issued upon exercise of the B Warrants. As a result of the alternative exercise option, it is highly unlikely that the holders would pay any consideration for the exercise of B Warrants. Therefore, we do not expect to receive any proceeds from the exercise of the B Warrants. Exercise of large numbers of Common Shares without consideration will result in significant dilution for purchasers of our Common Shares and will cause further drops in the market price for our Common Shares and may also result in the price falling below the $1.00 minimum bid price required by Nasdaq. It may also result in the price falling below the $1.00 minimum bid price required by the Nasdaq, thereby potentially subjecting the Common Shares to delisting from the Nasdaq. For more information, see “Risk Factors” and “Description of Share Capital.”

Following the effectiveness of the registration statement of which this prospectus forms a part, the selling shareholders may, from time to time, sell, transfer, or otherwise dispose of any or all of the Registered Securities on any stock exchange, market, or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. For more information, see “Plan of Distribution.”

Our Common Shares are listed for trading on the Nasdaq Capital Market under the symbol “FMTO.” On March 31, 2025, the last reported sale price of our Common Shares on the Nasdaq Capital Market was $1.22 per Common Share.

We are both an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (or the JOBS Act), and a “foreign private issuer,” as defined under the U.S. federal securities law and are subject to reduced public company reporting requirements. See “Prospectus Summary – Implications of Being an Emerging Growth Company and Foreign Private Issuer” for additional information.

These securities are not qualified for sale in Canada and may not be offered and sold in Canada, directly or indirectly, on behalf of the Company.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission (or the SEC) nor the Canadian Securities Exchange, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2025.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. We are offering to sell our securities, and seeking offers to buy our securities, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For purposes of Canadian law only, the purchase of the securities offered hereunder will be deemed to constitute a representation and warranty that the purchaser is purchasing the securities with investment intent and not with a view to distribution in Canada.

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In this prospectus, “we,” “us,” “our,” the “Company” and “Femto” refer to Femto Tecnologies Inc.

We report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or the IASB. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information.

Our reporting currency and functional currency is the Canadian Dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “CAD” or “CAD$” are to Canadian Dollars. Our financial statements are denominated in CAD and presented in CAD. Amounts denominated in United States Dollars are stated as “$”, “USD” or “US$”.

The following table sets forth the average rate of exchange for the United States dollar, expressed in Canadian dollars in for the periods indicated, based on the noon rate of exchange as reported by the Bank of Canada for conversion of United States dollars into Canadian dollars.

On December 31, 2024, the exchange rate was US$1.00 = CAD$1.4389.

Canada Dollar per U.S. Dollar Noon Buying Rate

Year Ended	Average
December 31, 2024	1.3698
December 31, 2023	1.3497
December 31, 2022	1.3013
December 31, 2021	1.2535
December 31, 2020	1.3269

Most recent six months	Average
March 31, 2025	1.4359
February 28, 2025	1.4301
January 31, 2025	1.4390
December 31, 2024	1.4240
November 30, 2024	1.3975
October 31, 2024	1.3755

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in our Subordinate Voting Shares, you should read this entire prospectus carefully, including the sections of this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. Unless the context otherwise requires, references in this prospectus to the “company,” “Femto,” “we,” “us,” “our” and other similar designations refer to Femto Technologies Inc.

Business Overview

The Company through its subsidiaries (i) develops the Sensera (formerly EZ-G) device, a unique, patent-pending device that, combined with proprietary software, regulates the flow of low-concentration CBD oils into the soft tissues of the female sexual organs, and (ii) develops, markets and sells a proprietary client relationship management, or CRM, software known as “Benefit CRM”.

All of the Company’s business operations are currently located in Israel. All of its revenues are generated in that country.

Sensera Business

On September 22, 2022, the Company completed its acquisition of Israeli based Zigi Carmel Initiatives & Investments Ltd. through Zigi Carmel we own the Sensera device, a unique, patent-pending device that, combined with proprietary AI software, regulates the flow of low-concentration CBD oils into the soft tissues of the female sexual organs. According to research conducted across the globe, treatment with low-concentration CBD oils can relieve candida, dryness, scars, and many other female health issues (https://www.ncbi.nlm.nih.gov/pmc/articles/PMC7924206). Numerous studies have shown CBD interacts with the endocannabinoid system, a master regulatory system with receptors all around the body. By activating these receptors, CBD may have health benefits that may help having sex more approachable and pleasurable by reducing stress, enhancing one’s mood, promoting body comfort, and treating vaginal issues.

CRM Software Business

BYND—Beyond Solutions Ltd. (Israel), our wholly owned subsidiary (“BYND Israel”), has developed the Benefit CRM Software. The Benefit CRM Software enables small and medium-sized businesses to optimize their day-to-day activities such as sales management, personnel management, marketing, call center activities and asset management. The Benefit CRM Software streamlines the business operations of BYND Israel’s clients, enabling them to devote most of their efforts and attention to business development aimed at ensuring the future of their respective organizations. Currently, BYND Israel is the Company’s only revenue generating business.

Medical Cannabis Business

BYND Israel’s original goal was to leverage the construction and operation of the Cannabis Farm to assist in the development of its New Cannabis CRM Platform, a new CRM software platform designed to serve the unique needs of the medical cannabis sector.

The Company’s board of directors took the decision to suspend activities related to construction of the cannabis growing facility. This decision was taken in light of management’s observation of significant negative changes in the medical cannabis market around the world, and particularly in Israel, that have taken place since the time the Company was established, in addition to the lack of funds for the required budget for the construction of the facility, and in light of the ongoing war involving the State of Israel and the proximity of the area designated for cultivation to the border with Gaza. The Company’s board of directors reconsidered the suspension in July 2024 and decided to extend the suspension at least until April 2025.

Our Strategy

Our objective is to become a strong player in the technology field of the female wellness world, the Company intends to focus on sales of the Sensera device and work to further pursue business opportunities in the world of FemTech.

To this end, the Company intends to focus in the coming years on the development of additional products for the female wellness world, both at the level of technology and at the level of materials, some of which we expect will be CBD-based.

Following this new strategy the Company has changed its name to Femto Technologies, Inc.

Femto, a pioneer in women’s care technology innovation, is committed to advancing women’s wellness and lifestyle, leveraging its proprietary “Smart Release Technology,” or SRT, and core ability to innovate data-driven products to spearhead the development of smart products in the sectors of intimacy, sports, hair, and cosmetics.

The Company’s flagship intimacy product, equipped with SRT technology, an app, and machine learning personalized abilities, is now ready.

Recent Developments

February 2025 Private Placement

On February 28, 2025, the Company completed the transactions contemplated under a securities purchase agreement (the “Purchase Agreement”) with institutional investors for the purchase and sale of approximately $17 million of Common Shares and pre-funded and investor warrants at a price of $4.17 per Common Unit.

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The offering (the “Private Placement”) consisted of the sale of Common Units (or Pre-Funded Units), each consisting of (i) one Common Share or Pre-Funded Warrant, (ii) one Series A Warrant to purchase one Common Share per warrant (the “Series A Warrants”) and (iii) one Series B Warrant to purchase one Common Share per warrant (the “Series B Warrants”). The offering price per Common Unit was $4.17 (or $4.16999 for each Pre-Funded Unit, which is equal to the offering price per Common Unit sold in the offering minus an exercise price of $0.00001 per Pre-Funded Warrant). The Pre-Funded Warrants are immediately exercisable. The initial exercise price of each Series A Warrant is $5.21 per Common Share. The Series A Warrants are exercisable immediately and expire 60 months after the Release Date (as defined in the Purchase Agreement) and may be exercised on a cashless basis if there is not then an effective registration covering the resale of the Common Shares underlying the Series A Warrants. The number of securities issuable under the Series A Warrant is subject to adjustment as described in the Series A Warrant. The initial exercise price of each Series B Warrant is $12.51 per Common Share. They also include an alternative cashless exercise option, allowing the holder to exercise the Series B Warrant at any time and receive three Common Shares for each Common Share then underlying the Series B Warrant without additional consideration. The Series B Warrants are exercisable immediately and expire 30 months after the Release Date. The number of securities issuable under the Series B Warrant is subject to adjustment as described in the Series B Warrant. See “Description of Share Capital—Description of Warrants” for a more detailed description of the terms of the Warrants.

The registration statement of which this prospectus forms a part, is being filed pursuant to the terms of a registration rights agreement to permit the resale without restriction of the Common Shares issued or to be issued upon exercise of the Warrants sold in the Private Placement.

On February 26, 2025, the Company also entered into a placement agent agreement (the “Placement Agreement”) with Aegis Capital Corp. (“Aegis”), pursuant to which the Company engaged Aegis to act as its sole placement agent in connection with the offering. Pursuant to the terms of the Placement Agreement, Aegis agreed to use its best efforts to arrange for the sale of the securities in the offering. As compensation to the placement agent, the Company paid the placement agent placement commission equal to 15.0% of the aggregate gross proceeds from the offering. Aegis will also receive a fee of 10.0% of the proceeds from the cash exercise of any warrants currently outstanding or issued in the Placement, payable on exercise. In addition, the Company agreed to reimburse Aegis for certain out-of-pocket expenses, including reasonable legal fees and disbursements for its counsel.

Exchange Agreement

Also, on February 26, 2025, the Company entered into an exchange agreement (the “Exchange Agreement”) with certain holders of tranches of warrants to purchase Common Shares previously issued by the Company in March 2024 and December 2023 (collectively, the “Old Warrants”). Under the Exchange Agreement, such holders agreed to exchange with the Company some of the outstanding Old Warrants for 2,495,933 new warrants (the “Exchange Warrants”) to purchase Common Shares, substantially similar to the Series B Warrants issued in the Private Placement. If the exercise price of the Exchange Warrants is adjusted to the floor of $0.76, up to 123,253,146 Common Shares would be issuance upon the exercise of the Exchange Warrants. As a result of the Exchange Agreement, Old Warrants that were exchanged were cancelled as of that date.

Issuance of Enhanced Voting Preference Shares

On September 20, 2024, the Company issued 75,000 Enhanced Voting Preference Shares (4,412 Enhanced Voting Preference Shares post reverse split) (the “Preference Shares”) to its Chief Executive Officer. The Preference Shares carry 50 votes per share but are without dividend rights. The Preference Shares expire automatically and revert back to the Company upon the earlier to occur of (i) the third anniversary of the date of issuance of the Preference Shares, or (ii) the Chief Executive Officer ceasing to hold office.

The creation and issuance of the Preference Shares had been approved by the Company’s shareholders at a duly called meeting on August 1, 2024.

Reverse Stock Split

On August 26, 2024, the Company effected a 1-for-17 reverse stock split of its outstanding Common Shares.

Corporate Name Change

Effective July 22, 2024, the Company changed its name to Femto Technologies Inc.

Release Agreement

On May 27, 2024, pursuant to an Agreement Dated May 27, 2024, the Company issued 450,000 Subordinate Voting Shares (26,471 Subordinate Voting Shares post reverse split) (valued at US$400,500) as a guarantee to the co-owner of a farm following the Company’s decision to suspend the construction of a cannabis farm on that property. Under the Agreement, the shares are to be held in escrow by the Company until the earlier of (a) the third anniversary of the Settlement Agreement, or (b) the date on which the Company’s board of directors resolves not to construct the cannabis farm. The number of shares to be released is subject to adjustment in the event that the market price of the Company’s Subordinate Voting Share is lower than US$15.13 per share on the date of release.

Reverse Stock Split

On March 22, 2024, the Company effected a 1-for-190 reverse stock split of its outstanding Common Shares.

March 2024 Public Offering

On March 14, 2024, the Company closed a firm commitment underwritten U.S. public offering with gross proceeds to the Company of approximately US$7,000,000, before deducting underwriting discounts and other estimated expenses payable by the Company. The base offering consisted of (a) 16,166,667 Common Shares (or 85,088 common shares post reverse split), (b) 100,500,000 pre-funded warrants (or 528,947 post reverse split), (c) 16,166,667 (or 85,088 post reverse split) A warrants to purchase one common share (the “March 2024 A Warrants”) at US$0.09 per common share (US$17.1 on a post-split basis), and (d) 32,333,334 (or 170,176 post reverse split) B warrants to purchase one common share (the “March 2024 B Warrants”) at US$0.102 per common share (US$19.38 on a post-split basis). All pre-funded warrants were exercised. To date, 3,593,170 March 2024 A Warrants (on a post-split basis) have been exercised on a cashless basis. 15,000 March 2024 B Warrants have been exercised at an exercise price of $US1.3643 per common share. As a result, as of the date hereof, March 2024 A Warrants to purchase all but 5,084 Common Shares and March 2024 B Warrants to purchase all but 10,828 Common Shares were either exercised or exchanged under the terms of the Exchange Agreement.

Voluntary Delisting in Canada

As of the close of trading on March 14, 2024, the Subordinate Voting Shares were voluntarily delisted from the Canadian Securities Exchange (“CSE”). The delisting from the CSE will not affect the Company’s listing on the NASDAQ Capital Market (the “NASDAQ”).

December 2023 Financing

On December 21, 2023, the Company completed the sale to an institutional investor of 2,884,616 units. Each unit consisted of one Common Share and one five-year Warrant to purchase one Common Share at an exercise price of $0.52. The public offering price per Common Unit was $0.52. Aggregate gross proceeds to the Company were approximately $1.5 million.

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Corporate Information

We were organized pursuant to the Amalgamation Transaction, on March 29, 2021 under the laws of British Columbia pursuant to the Business Corporations Act (British Columbia) under the name “BYND Cannasoft Enterprises Inc.”. On July 22, 2024, the Company’s name has been changed to Femto Technologies Inc.

The head office of the Company is located at 2264E 11th Avenue, Vancouver, BC V5N1Z6. The Company’s registered office is located at 733 Seymour Street, Suite 2900, Vancouver, BC V6B 0S6.

Organizational Chart

Summary of Risks Associated with our Business

Our business is subject to a number of risks of which you should be aware before a decision to invest in our Subordinate Voting Shares. You should carefully consider all the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the sections titled “Risk Factors” before deciding whether to invest in our Subordinate Voting Shares. A more detailed discussion of risk factors may be found in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024. Among the risks to be considered are the following:

Risks Related to the Current War between Israel and Hamas

●	Our executive offices and research and development facilities as well as most of our officers, directors and employees, are located in Israel. Following the October 7, 2023, Hamas terrorist attack, Israel has been at war with Hamas. A prolonged war could result in disruptions in our operations.

●

As a result of the continuing war status that broke out in the Gaza Strip and the difficult security situation in northern Israel, the timetables of the Company’s various projects have been significantly delayed, due to reserve recruitment of employees, consultants and key employees of service providers, various shutdowns in the Israeli economy, a significant delay in shipments from Israel abroad and from abroad to Israel, the cessation of activity of various government institutions for many months. We also decided to suspend the construction of the planned medical cannabis farm due, in part, to the proximity of the area designated for cultivation to the Gaza Strip. The Company does not know how long the delays will continue and whether it will be possible to return to full regular activity. The Company cautiously assesses that if there is no further deterioration in the security situation, it will be possible to return to full operations and launch the product in the second quarter of 2025. Therefore, there will be a significant delay in generating cash flow and income from the Company’s operations in 2025.

Risks Related to Trading in the Subordinate Voting Shares

●	We issued to our Chief Executive Officer Enhanced Voting Preference Shares (the “Preference Shares”) that allow him to vote the Preference Shares on a fifty for one basis, representing approximately 34% of the Company’s voting interests at the time of issuance. We are also in the process of amending the terms of the Preference Shares to include anti-dilution provision that will maintain the 34% voting control for the life of the Preference Shares. Therefore, he has the ability to exercise substantial control over all corporate actions requiring shareholder approval, irrespective of how our other shareholders may vote.

●	During our recent Private Placement, the Company issued 4,076,736 Units, each consisting of one Common Share, one Series A Warrant to purchase one Common Share and one Series B Warrants to purchase one Common Share. The Warrants include anti-dilution provisions, cashless exercise rights, alternative cashless exercise options and exercise price adjustments based on the market price of the Common Shares and as a result of certain corporate actions. As a result, issued and outstanding Common Shares are subject to significant dilution.

●	There are risks associated with the potential dilution of our Subordinate Voting Shares.

●	The market price of our Subordinate Voting Shares may be volatile, which could result in substantial losses for investors

●	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about us or our business, our trading price and volume could decline.

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Implications of Being an “Emerging Growth Company” and a Foreign Private Issuer

Emerging Growth Company

As a company with less than US $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. In particular, as an emerging growth company, we:

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	will not be required to conduct an evaluation of our internal control over financial reporting;

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure; and

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earlier to occur of: (1) the last day of the fiscal year in which we have total annual gross revenues of US$1.235 billion or more; (2) the date on which we have issued more than US$1.0 billion in nonconvertible debt during the previous three years; or (3) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or the SEC. We may choose to take advantage of some but not all of these reduced burdens, and therefore the information that we provide holders of our Subordinate Voting Shares may be different than the information you might receive from other public companies in which you hold equity. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies. We have elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult. In addition, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests.

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Foreign Private Issuer

We are reporting under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq Stock Exchange. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

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THE OFFERING

Common Shares currently issued and outstanding	2,926,526 Common Shares*

Common Shares offered by Selling Shareholders**	233,352,911, consisting of Common Shares issued or issuable upon exercise of the Warrants, as follows:

● 2,065,120 Common Shares;

● 2,011,616 Common Shares issuable upon exercise of Pre-Funded Warrants;

● a maximum of 27,960,512 Common Shares issuable upon exercise of Series A Warrants (assuming exercise of the maximum number of Common Shares underlying the Series A Warrants); and

● A maximum of 201,315,663 Common Shares issuable upon exercise of Series B Warrants (assuming exercise of the maximum number of Common Shares underlying the Series B Warrants).

Common Shares outstanding after the Offering	236,279,437, assuming exercise of all Warrants

Jurisdiction	The securities are being offered for sale in the United States only. The securities will not be qualified for sale in Canada.

Use of proceeds	We will not receive any proceeds from the sale of shares of our Common Shares by the selling shareholders. However, we will receive the exercise price of any of the Warrants. Any such proceeds will be used for working capital and general corporate purposes.

Nasdaq Capital Market symbol:	“FMTO”

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 7 of this prospectus for a discussion of factors to consider carefully before deciding to invest in the Common Shares.

●	The number of Common Shares does not include:
2,011,616 Common Shares issuable upon exercise of Pre-Funded Warrants;
4,076,736 Common Shares issuable upon exercise of Series A Warrants;
12,230,208 Common Shares issuable upon exercise of Series B Warrants
123,253,146 Common Shares issuable upon exercise of the Exchange Warrants (assuming exercise of the maximum number of Common Shares underlying the Exchange Warrants);
5,084 Common Shares issuable upon exercise of the March 2024 A Warrants
10,828 Common Shares issuable upon exercise of the March 2024 B Warrants; and
7,710 Common Shares issuable upon exercise of RSUs
See “Description of Share Capital” for additional information.

**	Throughout this prospectus, when we refer to the Common Shares being registered on behalf of the selling shareholder for resale, we are referring to the Common Shares issuable to the selling shareholders in connection with the Private Placement, upon exercise of the Warrants. When we refer to the selling shareholders in this prospectus, we are referring to the selling shareholders identified in this prospectus and, as applicable, their permitted transferees or other successors-in-interest that may be identified, if required, in a post-effective amendment to the registration statement of which this prospectus is a part.

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RISK FACTORS

You should carefully consider the risks described below and the risks described in our 2024 Annual Report on Form 20-F which are incorporated by reference herein, as well as the financial or other information included in this prospectus or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before you decide to buy our securities. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to Ownership of Our Subordinate Voting Shares

Exercise of currently outstanding Warrants will result in significant dilution.

On February 28, 2025, we completed the Private Placement consisting of the sale of Common Units (or Pre-Funded Units), each consisting of (i) one Common Share or Pre-Funded Warrant, (ii) one Series A Warrant to purchase one Common Share per warrant and (iii) one Series B Warrant to purchase one Common Share per warrant. The initial exercise price of each Series A Warrant is $5.21 per Common Share. The Series A Warrants are exercisable immediately and expire 60 months after the Release Date (as defined in the Purchase Agreement) and may be exercised on a cashless basis if there is not then an effective registration covering the resale of the Common Shares underlying the Series A Warrants. The number of securities issuable under the Series A Warrant is subject to adjustment as described in the Series A Warrant. The initial exercise price of each Series B Warrant is $12.51 per Common Share.

The B Warrants include an alternative cashless exercise option, allowing the holder to exercise the Series B Warrant at any time and receive three Common Shares for each Common Share then underlying the Series B Warrant without additional consideration. Further, on the expiration date of the Series B Warrant, it will be automatically converted in accordance with the alternative exercise option. The Series B Warrants are exercisable immediately and expire 30 months after the Release Date. The number of securities issuable under the Series B Warrant is subject to adjustment as described in the Series B Warrant. Notwithstanding the current exercise price for the Series A Warrant and the Series B Warrant, the Warrants include exercise price reset provisions that will reduce the Warrant exercise price when the market price of the Common Shares falls and in the event of certain corporate actions, including reverse stock splits, in accordance with the formulas set forth in the Warrants. Such adjusted exercise prices are subject to a floor price of $0.76.

It is expected that such floor price will be reached following effectiveness of the registration statement, in which event, a maximum of 27,960,512 Common Shares will be issuable upon exercise of Series A Warrants and a maximum of 201,315,663 Common Shares will be issuable upon exercise of Series B Warrants. As a result of the alternative exercise option, it is highly unlikely that the holders would pay any consideration for the exercise of B Warrants. Therefore, we do not expect to receive any proceeds from the exercise of the B Warrants. Exercise of large numbers of Common Shares without consideration will result in significant dilution for existing shareholders of the Company and will cause further drops in the market price for our Common Shares.

In addition, on February 26, 2025, the Company entered into the Exchange Agreement. Under the Exchange Agreement, certain holders agreed to exchange with the Company some of the outstanding Old Warrants for 2,495,933 Exchange Warrants to purchase Common Shares, substantially similar to the Series B Warrants issued in the Private Placement. If the exercise price of the Exchange Warrants is adjusted to the floor of $0.76, up to 123,253,146 Common Shares would be issuable upon the exercise of the Exchange Warrants. As a result, Common Shares purchased by investors may be subject to material dilution.

If we fail to meet Nasdaq’s $1 minimum bid price per share requirement, our options of regaining compliance will be extremely limited.

As a result of the Private Placement, up to an aggregate of 229,276,175 Subordinate Voting Shares will be issuable upon exercise of the A Warrants and the B Warrants, assuming cashless exercise of the A Warrants and the alternative cashless exercise of the B Warrants. We do not expect to receive any proceeds from the exercise of the B Warrants. Exercise of large numbers of Subordinate Voting Shares without consideration will result in significant dilution for purchasers of our Common Shares and will cause further drops in the market price for our Subordinate Voting Shares and may also result in the price falling below the $1.00 minimum bid price required by Nasdaq.

A failure to meet Nasdaq’s minimum bid price for a period of 30 consecutive business days will result in a Nasdaq notification of non-compliance. Generally, an issuer will have 180 calendar days from such notification to achieve compliance by meeting the minimum bid price requirement for at least 10 consecutive business days during the applicable compliance period. However, in the case of the Company, since it has effectuated two reverse stock splits with a cumulative ratio exceeding 250 during the prior two-year period, under Nasdaq rules, it will no longer be eligible for a compliance period and the Subordinate Voting Shares will therefore be subject to immediate trading suspension and removal to the over-the-counter market (the “OTC”). In that case, the Company’s only remedy will be an appeal for a hearing before a Nasdaq panel during which the suspension of the Subordinate Voting Shares will be stayed. Delisting of the Subordinate Voting Shares from the Nasdaq and a move to the OTC will have a negative impact on your ability to trade the Subordinate Voting Shares since OTC securities tend to be less liquid.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

●	our ability to generate revenues from the Sensera device depends on the finalization of the full functional product, creating a sales and marketing function and the demand in the market for the product as well as our ability to raise funds to support these efforts, and that there is no assurances that we will generate revenues from the Sensera;

●	our ability to obtain and maintain regulatory approval of our future product candidates;

●	existing regulations and regulatory developments in the United States and other jurisdictions;

●	our plans and ability to obtain or protect intellectual property rights, including extensions of patent terms where available and our ability to avoid infringing the intellectual property rights of others;

●	the need to hire additional personnel and our ability to attract and retain such personnel;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

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●	our dependence on third parties;

●	our ability to compete with other companies who offer products that address similar issues that our future product candidates will address;

●	our financial performance;

●	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements;

●	our ability to generate revenue and profit margin under our anticipated contracts which is subject to certain risks; and

●	our ability to restructure our operations to comply with future changes in government regulation.

Forward-looking statements are based on our management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions, and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Important factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements.

The forward-looking statements included in this prospectus speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the Common Shares. However, we will receive the exercise price of any of the Warrants. Any such proceeds will be used for working capital and general corporate purposes.

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DIVIDEND POLICY

We have never declared or paid any cash dividends to our shareholders of our Subordinate Voting Shares, and we do not anticipate or intend to pay cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors, or our Board, in compliance with applicable legal requirements and will depend on a number of factors, including future earnings, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, our strategic goals and plans to expand our business, applicable law and other factors that our Board may deem relevant.

CAPITALIZATION

The following table sets forth our cash and capitalization (including indebtedness and shareholders’ equity) on an actual basis as of December 31, 2024, the date of the Company’s most recent balance sheet. The amounts shown below are unaudited. The information in this table should be read in conjunction with and is qualified by reference to our condensed interim consolidated financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

As of December 31, 2024 (CAD$)

Cash	CAD$	4,617,034

Total current liabilities		852,094

Total Liabilities		25,849,268

Shareholders’ equity
Share capital	CAD$	76,391,417
Shares to be issued		-
Share-based payment reserve		1,043,586
Translation differences reserve		(164,312)
Capital reserve for re-measurement of defined benefit plan		23,534
Deficit		(64,596,744)
Total shareholders’ equity	CAD$	12,697,481
Total Liabilities and Shareholders’ Equity	CAD$	30,241,067
Total Capitalization	CAD$	30,241,067

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SELLING SHAREHOLDERS

The Common Shares being offered by the selling shareholders are those previously issued to the selling shareholders, and those issuable to the selling shareholders, upon exercise of the Warrants. For additional information regarding the issuances of those Common Shares and warrants, see “Private Placement of Common Shares and Warrants” above. We are registering the Common Shares in order to permit the selling shareholders to offer the Common Shares for resale from time to time. Except for the ownership of the Common Shares and the warrants, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the Common Shares by each of the selling shareholders. The second column lists the number of Common Shares beneficially owned by each selling shareholder, based on its ownership of the Common Shares and warrants, as of April 2, 2025, assuming exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on exercises.

The third column lists the Common Shares being offered by this prospectus by the selling shareholders. In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the number of Common Shares issued to the selling shareholders in the “Private Placement of Common Shares and Warrants” described above and (ii) the maximum number of Common Shares issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the Trading Day immediately preceding the date this registration statement was initially filed with the SEC without regard to any limitations on the exercise of the warrants, and assumes that the warrant exercise price was adjusted to the Floor Price and the Series B Warrants were exercised by way of alternative cashless exercise. The fourth column assumes the sale of all of the Common Shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the warrants, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of Common Shares which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Shares following such exercise, excluding for purposes of such determination Common Shares issuable upon exercise of the warrants that have not been exercised. The number of Common Shares in the second and fourth columns do not reflect this limitation. The selling shareholders may sell all, some or none of their Common Shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Common Shares Owned Prior to Offering *	Maximum Number of Common Shares to be Sold Pursuant to this Prospectus	Number of Common Shares Owned After Offering

Altium Healthcare Long Short Master Fund LP (1)	27,453,284	27,453,284	-0-
Bigger Capital Fund, LP (2)	35,576,606	27,453,284	8,123,322
Sabby Volatility Warrant Master Fund, Ltd. (3)	35,304,116	27,453,284	7,850,832
Boothbay Absolute Return Strategies, LP (4)	14,760,495	13,726,642	1,033,853
Meteora Select Trading Opportunities Master, LP (5)	14,834,370	13,726,642	1,107,728
L1 Capital Global Opportunities Master Fund (6)	27,453,284	27,453,284	-0-
Iroquois Capital Investment Group LLC (7)	13,383,431	13,383,431	-0-
Iroquois Master Fund Ltd. (8)	7,206,535	7,206,535	-0-
S.H.N Financial Investments Ltd. (9)	45,618,894	27,453,284	18,165,606
District 2 Capital Fund LP (10)	35,576,603	27,453,284	8,123,319
Funds managed by Empery Asset Management, LP (11)(12)	20,588,779	20,588,779	-0-

Total		233,352,911

●	For each selling shareholder, the number of shares underlying the Warrants beneficially owned by such selling shareholder assumes that the exercise price of the Warrants is adjusted down to the Floor Price of $0.76 and that the number of Common Shares issuable upon exercise of the Warrant is increased such that the aggregate exercise price of the unexercised Warrants on the date of issuance shall remain unchanged following such adjustment, in accordance with the terms of the Warrants.

(1)	Consists of (i) 279,616 Common Shares, (ii) 200,000 Common Shares issuable upon exercise of Pre-funded Warrants, (iii) 3,289,472 Common Shares issuable upon exercise of Series A Warrants, and (iv) 23,684,196 Common Shares issuable upon exercise of Series B Warrants. Altium Capital Management LLC, the investment manager of Altium Healthcare Long Short Master Fund LP, has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Healthcare Long Short GP LLC, which is the general partner of Altium Healthcare Long Short Master Fund LP. Jacob Gottlieb disclaims beneficial ownership over these securities. The principal address of Altium Capital Management LLC is 152 West 57th Street, 20th Floor, New York, NY 10019.

(2)	Consists of (i) 142,116 Common Shares, (ii) 337,500 Common Shares issuable upon exercise of Pre-funded Warrants, (iii) 3,289,472 Common Shares issuable upon exercise of Series A Warrants, (iv) 23,684,196 Common Shares issuable upon exercise of Series B Warrants, and (v) 8,123,322 Common Shares issuable upon exercise of Exchange Warrants. Michael Bigger may be deemed to have voting and dispositive power with respect to the shares held by Bigger Capital Fund, LP.

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(3)	Consists of (i) 93,000 Common Shares, (ii) 386,616 Common Shares issuable upon exercise of Pre-funded Warrants, (iii) 3,289,472 Common Shares issuable upon exercise of the Series A Warrants, and (iv) 23,684,196 Common Shares issuable upon exercise of the Series B Warrants, (v) 7,850,832 Common Shares issuable upon exercise of Exchange Warrants. The securities are directly held by Sabby Volatility Warrant Master Fund, Ltd. (the “Sabby”), a Cayman Islands exempted company, as a Selling Shareholder and may be deemed to be indirectly beneficially owned by (i) Sabby Management, LLC (“Sabby Management”), as the investment manager of the Sabby; and (ii) Hal Mintz, as the Managing Member of Sabby Management. Sabby Management and Hal Mintz disclaim beneficial ownership of the reported securities except to the extent of its respective pecuniary interest therein. The Sabby Warrants are subject to a beneficial ownership limitation of 9.99% (4.99% with respect to the Series A Warrants), which such limitation restricts Sabby from exercising that portion of the warrants that would result in Sabby and its affiliates owning, after exercise, a number of our ordinary shares in excess of the beneficial ownership limitation. The address of Sabby Volatility Warrant Master Fund, Ltd. is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands

(4)	Consists of (i) 139,808 Common Shares, (ii) 100,000 Common Shares issuable upon exercise of Pre-funded Warrants, (iii) 1,644,736 Common Shares issuable upon exercise of Series A Warrants, and (iv) 12,875,951 Common Shares issuable upon exercise of Series B Warrants. Boothbay Absolute Return Strategies, LP, a Delaware limited partnership (“Boothbay”) is managed by Meteora Capital, LLC (“Meteora”). Meteora, in its capacity as the investment manager of Boothbay with respect to this investment, has the power to vote and the power to direct the disposition of all securities held by Boothbay with respect to this investment. Vikas Mittal is the Managing Member of Meteora. Each of Boothbay, Meteora, and Mr. Mittal disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein.

(5)	Consists of (i) 139,808 Common Shares, (ii) 100,000 Common Shares issuable upon exercise of Pre-funded Warrants, (iii) 1,644,736 Common Shares issuable upon exercise of Series A Warrants, and (iv) 11,842,098 Common Shares issuable upon exercise of Series B Warrants. Vikas Mittal may be deemed to have sole voting and dispositive power with respect to the shares held by Meteora Select Trading Opportunities Master, LP. Mr. Mittal disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein

(6)	Consists of (i) 279,616 Common Shares, (ii) 200,000 Common Shares issuable upon exercise of Pre-funded Warrants, (iii) 3,289,472 Common Shares issuable upon exercise of Series A Warrants, and (iv) 23,684,196 Common Shares issuable upon exercise of Series B Warrants. Joel Arber and David Feldman may be deemed to have voting and dispositive power with respect to the shares held by L1 Capital Global Opportunities Master Fund.

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(7)	Consists of (i) 185,062 Common Shares, (ii) 48,750 Common Shares issuable upon exercise of Pre-funded Warrants, (iii) 1,603,612 Common Shares issuable upon exercise of Series A Warrants, and (iv) 11,546,007 Common Shares issuable upon exercise of Series B Warrants. Richard Abbe may be deemed to have sole voting and dispositive power with respect to the shares held by Iroquois Capital Investment Group LLC.

(8)	Consists of (i) 99,650 Common Shares, (ii) 26,250 Common Shares issuable upon exercise of Pre-funded Warrants, (iii) 863,492 Common Shares issuable upon exercise of Series A Warrants, and (iv) 6,217,143 Common Shares issuable upon exercise of Series B Warrants. Richard Abbe may be deemed to have sole voting and dispositive power with respect to the shares held by Iroquois Master Fund Ltd.

(9)	Consists of (i) 279,616 Common Shares, (ii) 200,000 Common Shares issuable upon exercise of Pre-funded Warrants, (iii) 3,289,472 Common Shares issuable upon exercise of Series A Warrants, and (iv) 41,849,802 Common Shares issuable upon exercise of Series B Warrants. Nir Shamir and Hadar Shamir may be deemed to have sole voting and dispositive power with respect to the shares held by S.H.N Financial Investments Ltd.

(10)	Consists of (i) 142,116 Common Shares, (ii) 337,500 Common Shares issuable upon exercise of Pre-funded Warrants, (iii) 3,289,472 Common Shares issuable upon exercise of Series A Warrants, (iv) 31,807,515 Common Shares issuable upon exercise of Series B Warrants, and (v) 8,123,322 Common Shares issuable upon exercise of Exchange Warrants. Michael Bigger may be deemed to have voting and dispositive power with respect to the shares held by District 2 Capital Fund LP.

(11)	Maximum number of Common Shares to be sold pursuant to this Prospectus consists of (i) 155,823 Common Shares held by Empery Asset Master, Ltd. (“EAM”), (ii) 48,601 Common Shares held by Empery Tax Efficient, LP (“ETE”), (iii) 80,288 Common Shares held by Empery Tax Efficient III, LP (“ETE III,” and collectively with EAM and ETE, the “Empery Funds”) (iv) 41,048 Common Shares issuable upon exercise of Pre-funded Warrants held by EAM, (v) 12,803 Common Shares issuable upon exercise of Pre-funded Warrants held by ETE, (vi) 21,149 Common Shares issuable upon exercise of Pre-funded Warrants held by ETE III, (vii) 1,349,603 Common Shares issuable upon exercise of Series A Warrants held by EAM, (viii) 420,941 Common Shares issuable upon exercise of Series A Warrants held by ETE, (ix) 695,377 Common Shares issuable upon exercise of Series A Warrants held by ETE III, (x) 9,721,801 Common Shares issuable upon exercise of Series B Warrants held by EAM, (xi) 3,032,226 Common Shares issuable upon exercise of Series B Warrants held by ETE and (xii) 5,009,119 Common Shares issuable upon exercise of Series B Warrants held by ETE III.

(12)	Empery Asset Management LP, the authorized agent of the Empery Funds has discretionary authority to vote and dispose of the shares held by the Empery Funds and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by the Empery Funds. Each of the Empery Funds, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Assset Management, LP is 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

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DESCRIPTION OF SHARE CAPITAL

General

The following is a summary of the material terms of our share capital, as set forth in our articles of association and certain related sections of the BCBCA. The following summary is subject to, and is qualified in its entirety by reference to, the provisions of our articles of association and the applicable provisions of the BCBCA.

Authorized Share Capital

Our authorized capital consists of an unlimited number of Subordinate Voting shares, without par value, of which 2,926,526 Subordinate Voting Shares were issued and outstanding as of March 27, 2025.

Our Subordinate Voting shares entitle the holder to: (i) vote at all meetings of our shareholders except meetings at which only holders of specified classes of shares are entitled to vote, having one vote per Subordinate Voting share, (ii) receive dividends at the discretion of our board of directors; and (iii) receive our remaining property on liquidation, dissolution or winding up. All of our Subordinate Voting shares rank equally for the payment of any dividends and distributions in the event of a windup.

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Subordinate Voting Shares

All of our Subordinate Voting Shares, or Common Shares, are one and the same class, identical in all respects and have equal rights, powers and privileges.

Voting. Except as otherwise provided for by resolution of our Board, the holders of outstanding Subordinate Voting Shares have the exclusive right to vote on all matters requiring shareholder action. On each matter on which holders of Subordinate Voting Shares are entitled to vote, each outstanding share of Common Share is entitled to one vote.

Dividends. Holders of our Subordinate Voting Shares have equal rights of participation in the dividends and other distributions of our cash, stock or property when, as and if declared thereon by our Board from time to time out of our assets or funds legally available therefor and shall have equal rights to receive our assets and funds available for distribution to shareholders in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary.

Liquidation. Holders of our Subordinate Voting Shares have equal rights to receive our assets and funds available for distribution to shareholders in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary.

Rights and Preferences. Holders of our Subordinate Voting Shares will have no preemptive, conversion or subscription rights, and there will be no redemption or sinking funds provisions applicable to our Subordinate Voting Shares. The rights, preferences and privileges of the holders of our Subordinate Voting Shares will be subject to, and may be adversely affected by, the rights of the holders of share of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable. All of our outstanding Subordinate Voting Shares are, and the Subordinate Voting Shares to be issued in this offering will be, fully paid and nonassessable.

Enhanced Voting Preference Shares

On September 20, 2024, the Company issued 75,000 Enhanced Voting Preference Shares (4,412 Enhanced Voting Preference Shares post reverse split) to its Chief Executive Officer.

The Enhanced Voting Preference Shares shall be redeemed at a price of US$0.35 per share (and shall be deemed to have been cancelled) on the earlier to occur of (i) the third anniversary of their date of issuance, or (ii) upon the Chief Executive Officer ceasing to hold office. The Preference Shares:

●	May not be transferred;
●	Have no dividend or other distribution rights: and
●	Vote with the Common Shares on a fifty for one basis.

Anti-Takeover Provisions

Some provisions of the BCBCA and other British Columbia laws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in our best interests, including transactions that provide for payment of a premium over the market price for our Subordinate Voting Shares.

In addition, the ability of our Board, without action by our stockholders, to create and issue undesignated shares in such classes and in such series as determined by our Board, with voting or other rights or preferences as designated by our Board could impede the success of any attempt to effect a change in control of our company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Shareholder Rights Plan

On January 24, 2024, our Board of Directors adopted a Shareholder Rights Plan Agreement (the “Rights Plan”) between the Company and Computershare Investor Services Inc. as Rights Agent. On February 27, 2024, our shareholders ratified, confirmed and approved the Rights Plan. The primary objective of the Rights Plan is to ensure, to the extent possible, that all shareholders of the Company are treated fairly in connection with any take-over bid for the Company by (a) providing shareholders with adequate time to properly assess a take-over bid without undue pressure and (b) providing the Board with more time to fully consider an unsolicited take-over bid, and, if applicable, to explore other alternatives to maximize shareholder value.

Limitations on Liability and Indemnification Matters

Our articles of association provide that we must indemnify any of our directors, former directors, officers or former officers, any other person and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we may, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each of our directors and officers is deemed to have contracted with us on terms of the indemnity contained in our articles of association. In addition, we may indemnify any other person in accordance with the BCBCA.

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The above description of the limitation of liability and indemnification provisions of our articles of association of incorporation is not complete and is qualified in its entirety by reference to these documents, each of which will be filed as an exhibit to this registration statement to which this prospectus forms a part.

The limitation of liability and indemnification provisions in our articles of association may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Description of Warrants

The following summary of certain terms and provisions of the Warrants that were issued in the Company’s Private Placement that was completed on February 28, 2025, is not complete and is subject to, and qualified in its entirety by, the form of the Warrants, which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in the forms of Warrant.

Series A Warrants

Exercisability. Each Unit includes one Series A Warrant. The Series A Warrants are exercisable at any time after their initial exercise date and at any time up to the date that is 60 months after the earlier of (i) a Resale Registration Statement registering for resale all of the Common Shares, including Common Shares isuable upon exercise of the Warrants has been declared effective by the Commission or (ii) the date that the Securities can be sold, assigned or transferred without restriction or limitation pursuant to Rule 144 (the “Release Date”). The Series A Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the Subordinate Voting Shares underlying the warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of Subordinate Voting Shares purchased upon such exercise. Commencing on the earlier of (i) six months after the date of issuance, and (ii) the earliest of the date (the “Resale Effective Date”) that (a) a registration statement registering for resale some or all Common Shares issued in the Private Placement or to be issued upon exercise of the Warrants has been declared effective, (b) all of such Common Shares may be sold pursuant to Rule 144 without restrictions, (c) following the first anniversary of the completion of the Private Placement provided that the applicable holder is not then an affiliate of the Company, or (d) all of the Common Shares may be sold pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act, the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Subordinate Voting Shares determined according to the formula set forth in the Warrant. No fractional shares will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will, at our election, either pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Exercise Price. The exercise price per whole Subordinate Voting Share purchasable upon exercise of the Warrants is $5.21 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Subordinate Voting Shares and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Anti-Dilution Protection. If prior to the expiration date of the Series A Warrants, we raise funds through the issuance of Subordinate Voting Shares (or securities convertible into Subordinate Voting Shares) at a price per Subordinate Voting Share below the price per Unit paid in this Offering , subject to the a floor price of $0.76 (the “Floor Price”) the exercise of the Series A Warrants will be automatically adjusted to reflect such lower price and the number of Subordinate Voting Shares issuable upon the exercise thereof shall be proportionately increased such that the exercise price of the Series A Warrant on the date of issuance for the Subordinate Voting Shares then outstanding shall remain unchanged.

Series B Warrants

Exercisability. The Series B Warrants are exercisable at any time after their initial exercise date and at any time up to the date that is 30 months after the Release Date. The Series B Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the Subordinate Voting Shares underlying the warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of Subordinate Voting Shares purchased upon such exercise. Commencing on the Resale Effective Date, the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Subordinate Voting Shares determined according to the formula set forth in the Series B Warrant. No fractional shares will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share. Whether or not an effective registration statement or prospectus is available, the holders of the Series B Warrants may also effect an “alternative cashless exercise.” In such event, the Series B Warrants may be converted into three Common Shares for each one Common Shares then underlying the Series B Warrant without additional consideration. On the expiration date of the Series B Warrant, it will be automatically converted in accordance with the alternative exercise option.

Exercise Price. The exercise price per whole Subordinate Voting Share purchasable upon exercise of the Warrants is $12.51 per Common Share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Subordinate Voting Shares and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Terms Common to Both the Series A Warrants and the Series B Warrants

Reset of Exercise Price. On the close of trading on the trading day immediately after the tenth trading day following each date that (i) a resale registration statement registering for resale all or a portion of the Common Shares issuable upon the exercise of the Series A and Series B Warrants (the “Warrant Shares”) has been declared effective by the Commission and (ii) if all of the Warrant Shares have not been registered pursuant to one or more effective Resale Registration Statements, the date that all of the Warrant Shares can be sold, assigned or transferred without restriction or limitation pursuant to Rule 144 promulgated under the 1933 Act, as amended (or a successor rule thereto), , the exercise price of the unexercised Warrants then outstanding shall be reduced (but in no event increased) to equal the lowest of (A) the exercise price then in effect and (B) the greater of (I) $0.76 (the “Floor Price”) and (II) the lowest Weighted Average Price during the immediately preceding ten trading days. Upon any such adjustment of the exercise price, the number of issuable Warrant Shares shall be increased such that the aggregate exercise price of the unexercised Warrants on the date of issuance shall remain unchanged following such adjustment.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, at the option of the holder thereof, 9.99%) of the number of Subordinate Voting Shares outstanding immediately after giving effect to the exercise.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our Subordinate Voting Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Subordinate Voting Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Subordinate Voting Shares, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.

Reverse Stock Split. If at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our Subordinate Voting Shares (“Share Combination Event”) and the lowest daily volume weighted average price during the period commencing on the date of the Share Combination Event and ending on the fifth trading day immediately following such event is less than the exercise price of the Series A Warrants or Series B Warrants then in effect, then the exercise price of the Series A Warrants and Series B Warrants will be reduced to the lowest daily volume weighted average price during such period, subject to the Floor Price, and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate exercise price of the unexercised Warrants as of the date of issuance will remain unchanged.

Rights as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our Subordinate Voting Shares, the holder of a Warrant does not have the rights or privileges of a holder of our Subordinate Voting Shares, including any voting rights, until the holder exercises the Warrant.

Governing Law. The Warrants are governed by New York law.

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Listing

Our Subordinate Voting Shares are listed on the Nasdaq Capital Market under the symbol “FMTO”.

Transfer Agent and Registrar

The transfer agent and registrar for our Subordinate Voting Shares is Computershare Limited.

Comparison of Shareholder Rights

We are a corporation governed by the BCBCA. The following discussion summarizes material differences between the rights of holders of Subordinate Voting Shares and the holders of the Subordinate Voting stock of a typical corporation incorporated under the laws of the state of Delaware, which result from differences in governing documents and the laws of British Columbia and Delaware. This summary is qualified in its entirety by reference to the Delaware General Corporation Law, or the DGCL, the BCBCA, and our articles.

Delaware	British Columbia

Stockholder/Shareholder Approval of Business Combinations; Fundamental Changes	Under the DGCL, certain fundamental changes such as amendments to the certificate of incorporation, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, are generally required to be approved by the holders of a majority of the outstanding stock entitled to vote on the matter, unless the certificate of incorporation requires a higher percentage.

However, under the DGCL, mergers in which less than 20% of a corporation’s stock outstanding immediately prior to the effective date of the merger is issued generally do not require stockholder approval. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares. In addition, Section 251(h) of the DGCL provides that stockholders of a constituent corporation need not vote to approve a merger if: (i) the merger agreement permits or requires the merger to be effected under Section 251(h) and provides that the merger shall be effected as soon as practicable following the tender offer or exchange offer, (ii) a corporation consummates a tender or exchange offer for any and all of the outstanding stock of such constituent corporation that would otherwise be entitled to vote to approve the merger, (iii) following the consummation of the offer, the stock accepted for purchase or exchanges plus the stock owned by the consummating corporation equals at least the percentage of stock that would be required to adopt the agreement of merger under the DGCL, (iv) the corporation consummating the offer merges with or into such constituent corporation and (v) each outstanding share of each class or series of stock of the constituent corporation that was the subject of and not irrevocably accepted for purchase or exchange in the offer is to be converted in the merger into, or the right to receive, the same consideration to be paid for the shares of such class or series of stock of the constituent corporation irrevocably purchased or exchanged in such offer.

The DGCL does not contain a procedure comparable to a plan of arrangement under BCBCA.	Under the BCBCA and our articles, certain extraordinary company alterations, such as changes to authorized share structure, continuances, into or out of province, certain amalgamations, sales, leases or other dispositions of all or substantially all of the undertaking of a company (other than in the ordinary course of business) liquidations, dissolutions, and certain arrangements are required to be approved by ordinary or special resolution as applicable.

An ordinary resolution is a resolution (i) passed at a shareholders’ meeting by a simple majority, or (ii) passed, after being submitted to all of the shareholders, by being consented to in writing by shareholders who, in the aggregate, hold shares carrying at least two-thirds of the votes entitled to be cast on the resolution.

A special resolution is a resolution (i) passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose or (ii) passed by being consented to in writing by all shareholders entitled to vote on the resolution.

Under the BCBCA, an action that prejudices or interferes with a right or special right attached to issued shares of a class or series of shares must be approved by a special separate resolution of the holders of the class or series of shares being affected.

Under the BCBCA, arrangements are permitted and a company may make any proposal it considers appropriate “despite any other provision” of the BCBCA. In general, a plan of arrangement is approved by a company’s board of directors and then is submitted to a court for approval. It is customary for a company in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Plans of arrangement involving shareholders must be approved by a special resolution of shareholders, including holders of shares not normally entitled to vote. The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing, which would, among other things, assess the fairness of the arrangement and approve or reject the proposed arrangement.

The BCBCA does not contain a provision comparable to Section 251(h) of the DGCL.

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Special Vote Required for Combinations with Interested Stockholders/ Shareholders	Section 203 of the DGCL provides (in general) that a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder. The prohibition on business combinations with interested stockholders does not apply in some cases, including if: (i) the board of directors of the corporation, prior to the time of the transaction in which the person became an interested stockholder, approves (a) the business combination or (b) the transaction in which the stockholder becomes an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (iii) the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve the business combination on or after the time of the transaction in which the person became an interested stockholder.

For the purpose of Section 203, the DGCL, subject to specified exceptions, generally defines an interested stockholder to include any person who, together with that person’s affiliates or associates, (i) owns 15% or more of the outstanding voting stock of the corporation (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or (ii) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years.	The BCBCA does not contain a provision comparable to Section 203 of the DGCL with respect to business combinations.

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Appraisal Rights; Rights to Dissent	Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

For example, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the shareholder is required to accept in exchange for the shares anything other than: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof; (ii) shares of any other corporation, or depository receipts in respect thereof, that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders; (iii) cash instead of fractional shares of the corporation or fractional depository receipts of the corporation; or (iv) any combination of the shares of stock, depository receipts and cash instead of the fractional shares or fractional depository receipts.	The BCBCA provides that shareholders of a company are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where we resolve to (i) alter our articles to alter the restrictions on the powers of the company or on the business it is permitted to carry on; (ii) approve certain amalgamations; (iii) approve an arrangement, where the terms of the arrangement or court orders relating thereto permit dissent; (iv) sell, lease or otherwise dispose of all or substantially all of its undertaking; or (v) continue the company into another jurisdiction.

Dissent may also be permitted if authorized by resolution. A court may also make an order permitting a shareholder to dissent in certain circumstances.

Compulsory Acquisition	Under the DGCL, mergers in which one corporation owns 90% or more of each class of stock of a second corporation may be completed without the vote of the second corporation’s board of directors or shareholders.	The BCBCA provides that if, within 4 months after the making of an offer to acquire shares, or any class of shares, of a company, the offer is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the offer relates, the offeror is entitled, upon giving proper notice within 5 months after the date of the offer, to acquire (on the same terms on which the offeror acquired shares from those holders of shares who accepted the offer) the shares held by those holders of shares of that class who did not accept the offer. Offerees may apply to the court, within 2 months of receiving notice, and the court may set a different price or terms of payment and may make any consequential orders or directions as it considers appropriate.

Stockholder/ Shareholder Consent to Action Without Meeting	Under the DGCL, unless otherwise provided in the certificate of incorporation, any action that can be taken at a meeting of the stockholders may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders.	Although it is not customary for public companies to do so, under the BCBCA, shareholder action without a meeting may be taken by a consent resolution of shareholders provided that it satisfies the thresholds for approval in a company’s articles, the BCBCA and the regulations thereunder. A consent resolution is as valid and effective as if it was a resolution passed at a meeting of shareholders.

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Special Meetings of Stockholders/ Shareholders	Under the DGCL, a special meeting of shareholders may be called by the board of directors or by such persons authorized in the certificate of incorporation or the bylaws.	Under the BCBCA, the holders of not less than 5% of the issued shares of a company that carry the right to vote at a general meeting may requisition that the directors call a meeting of shareholders for the purpose of transacting any business that may be transacted at a general meeting. Upon receiving a requisition that complies with the technical requirements set out in the BCBCA, the directors must, subject to certain limited exceptions, call a meeting of shareholders to be held not more than 4 months after receiving the requisition. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate not less than 2.5% of our issued shares that carry the right to vote at general meetings may call the meeting.

Distributions and Dividends; Repurchases and Redemptions	Under the DGCL, subject to any restrictions contained in the certificate of incorporation, a corporation may pay dividends out of capital surplus or, if there is no surplus, out of net profits for the current and/or the preceding fiscal year in which the dividend is declared, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Surplus is defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board.

A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.
Under the BCBCA, a company may pay a dividend in money or other property unless there are reasonable grounds for believing that the company is insolvent, or the payment of the dividend would render us insolvent.

The BCBCA provides that no special rights or restrictions attached to a series of any class of shares confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class.

Under the BCBCA, the purchase or other acquisition by a company of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends (as set out above). Our company is permitted, under its articles, to acquire any of its Subordinate Voting Shares, and the approval of its board of directors.

Under the BCBCA, subject to solvency tests similar to those applicable to the payment of dividends (as set out above), a company may redeem, on the terms and in the manner provided in its articles, any of its shares that has a right of redemption attached to it.

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Vacancies on Board of Director	Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.

Under the BCBCA and our articles, a vacancy among the directors created by the removal of a director may be filled by the shareholders at the meeting at which the director is removed or, if not filled by the shareholders at such meeting, by the shareholders or by the remaining directors. In the case of a casual vacancy, the remaining directors may fill the vacancy. Under the BCBCA, directors may increase the size of the board of directors by one third of the number of current directors.

Under the BCBCA and our articles, if as a result of one or more vacancies, the number of directors in office falls below the number required for a quorum, the remaining directors may appoint as directors the number of individuals that, when added to the number of remaining directors, will constitute a quorum and/or call a shareholders’ meeting to fill any or all vacancies among directors and to conduct such other business that may be dealt with at that meeting, but must not take any other action until a quorum is obtained.

Constitution and Residency Of Directors	The DGCL does not have residency requirements, but a corporation may prescribe qualifications for directors under its certificate of incorporation or bylaws.	The BCBCA does not place any residency restrictions on the boards of directors.

Removal of Directors; Terms of Directors	Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

Our articles allow for the removal of a director by special resolution of the shareholders.

According to our articles, all directors cease to hold office immediately before the election or appointment of directors at every annual general meeting, but are eligible for re-election or re- appointment.

Inspection of Books and Records	Under the DGCL, any holder of record of stock or a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may inspect the corporation’s books and records for a proper purpose.

Under the BCBCA, directors and shareholders may, without charge, inspect certain of the records of a company. Former shareholders and directors may also inspect certain of the records, free of charge, but only those records pertaining to the times that they were shareholders or directors.

Public companies must allow all persons to inspect certain records of the company free of charge.

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Amendment of Governing Documents

Under the DGCL, a certificate of incorporation may be amended if: (i) the board of directors adopts a resolution setting forth the proposed amendment, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of shareholders; provided that unless required by the certificate of incorporation, no meeting or vote is required to adopt an amendment for certain specified changes; and (ii) the holders of a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

If a class vote on the amendment is required by the DGCL, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL.

Under the DGCL, the board of directors may amend a corporation’s bylaws if so authorized in the certificate of incorporation. The shareholders of a Delaware corporation also have the power to amend bylaws.

Under the BCBCA, a company may amend its articles or notice of articles by (i) the type of resolution specified in the BCBCA, (ii) if the BCBCA does not specify a type of resolution, then by the type specified in our articles, or (iii) if our articles do not specify a type of resolution, then by special resolution. The BCBCA permits many substantive changes to a company’s articles (such as a change in our authorized share structure or a change in the special rights or restrictions that may be attached to a certain class or series of shares) to be changed by the resolution specified in that company’s articles.

Our articles provide that certain changes to our share structure and any creation or alteration of special rights and restrictions attached to a series or class of shares be done by way of ordinary resolution. However, if a right or special right attached to a class or series of shares would be prejudiced or interfered with by such an alteration, the BCBCA requires that holders of such class or series of shares must approve the alteration by a special separate resolution of those shareholders.

Our articles also provide that the shareholders may from time to time, by ordinary resolution, make any alteration to our notice of articles and articles as permitted by the BCBCA.

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Indemnification of Directors and Officers

Under the DGCL, subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, provided that there is a determination that: (i) the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) in a criminal action or proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation, except to the extent the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

The DGCL requires indemnification of directors and officers for expenses (including attorneys’ fees) actually and reasonably relating to a successful defense on the merits or otherwise of a derivative or third-party action.

Under the DGCL, a corporation may advance expenses relating to the defense of any proceeding to directors and officers upon the receipt of an undertaking by or on behalf of the individual to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at our request; or (iii) an indemnifiable person (as defined in the “Description of Share Capital” section above) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative or other legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person, unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles. In addition, a company must not indemnify an indemnifiable person in proceedings brought against the indemnifiable person by or on behalf of the company or an associated company. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an indemnifiable person in respect of that proceeding only if the indemnifiable person has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced. Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an indemnifiable person in respect of such eligible proceeding if such indemnifiable person has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such eligible proceeding or was substantially successful on the merits in the outcome of such eligible proceeding. On application from an indemnifiable person, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement. As permitted by the BCBCA, our articles require us to indemnify our directors, officers, former directors or officers (and such individual’s respective heirs and legal representatives) and permit us to indemnify any person to the extent permitted by the BCBCA.

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Limited Liability of Directors	The DGCL permits the adoption of a provision in a corporation’s certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a director’s breach of the fiduciary duty of care. The DGCL does not permit any limitation of the liability of a director for: (i) breaching the duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith; (iii) engaging in intentional misconduct or a known violation of law; (iv) obtaining an improper personal benefit from the corporation; or (v) paying a dividend or approving a stock repurchase that was illegal under applicable law.

Under the BCBCA, a director or officer of a company must (i) act honestly and in good faith with a view to the best interests of the company; (ii) exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances; (iii) act in accordance with the BCBCA and the regulations thereunder; and (iv) subject to (i) to (iii), act in accordance with the articles of the company. These statutory duties are in addition to duties under common law and equity.

No provision in a contract or the articles of a company may relieve a director or officer of a company from the above duties.

Under the BCBCA, a director is not liable for certain acts if the director has otherwise complied with his or her duties and relied, in good faith, on (i) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (ii) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (iii) a statement of fact represented to the director by an officer of the company to be correct, or (iv) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate or that information or representation was fraudulently made or inaccurate. Further, a director is not liable if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCBCA.

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Stockholder/ Shareholder Lawsuits	Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation; provided, however, that under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which the subject of the suit, but through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Under the BCBCA, a shareholder (including a beneficial shareholder) or director of a company and any person who, in the discretion of the court, is an appropriate person to make an application to court to prosecute or defend an action on behalf of a company (a derivative action) may, with judicial leave: (i) bring an action in the name and on behalf of the company to enforce a right, duty or obligation owed to the company that could be enforced by the company itself or to obtain damages for any breach of such right, duty or obligation or (ii) defend, in the name and on behalf of the company, a legal proceeding brought against the company.

Under the BCBCA, the court may grant leave if: (i) the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the action; (ii) notice of the application for leave has been given to the company and any other person that the court may order; (iii) the complainant is acting in good faith; and (iv) it appears to the court to be in the interests of the company for the action to be prosecuted or defended.

Under the BCBCA, upon the final disposition of a derivative action, the court may make any order it determines to be appropriate. In addition, under the BCBCA, a court may order a company to pay the complainant’s interim costs, including legal fees and disbursements. However, the complainant may be held accountable for the costs on final disposition of the action.

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Oppression Remedy	Although the DGCL imposes upon directors and officers fiduciary duties of loyalty (i.e., a duty to act in a manner believed to be in the best interest of the corporation and its stockholders) and care, there is no remedy under the DGCL that is comparable to the BCBCA’s oppression remedy.

The BCBCA’s oppression remedy enables a court to make an order (interim or final) to rectify the matters complained of if the court is satisfied upon application by a shareholder (as defined below) that the affairs of the company are being conducted or that the powers of the directors have been exercised in a manner that is oppressive, or that some action of the company or shareholders has been or is threatened to be taken which is unfairly prejudicial, in each case to one or more shareholders. The applicant must be one of the persons being oppressed or prejudiced and the application must be brought in a timely manner. A “shareholder” for the purposes of the oppression remedy includes legal and beneficial owners of shares as well as any other person whom the court considers appropriate.

The oppression remedy provides the court with extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders.

Blank Check Preferred Stock/Shares

Under the DGCL, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.

In addition, the DGCL does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

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Advance Notification Requirements for Proposals of Stockholders/Shareholders

Delaware corporations typically have provisions in their bylaws that require a stockholder proposing a nominee for election to the board of directors or other proposals at an annual or special meeting of the stockholders to provide notice of any such proposals to the secretary of the corporation in advance of the meeting for any such proposal to be brought before the meeting of the stockholders. In addition, advance notice bylaws frequently require the stockholder nominating a person for election to the board of directors to provide information about the nominee, such as his or her age, address, employment and beneficial ownership of shares of the corporation’s capital stock. The stockholder may also be required to disclose, among other things, his or her name, share ownership and agreement, arrangement or understanding with respect to such nomination.

For other proposals, the proposing stockholder is often required by the bylaws to provide a description of the proposal and any other information relating to such stockholder or beneficial owner, if any, on whose behalf that proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for the proposal and pursuant to and in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

Under the BCBCA, qualified shareholders holding at least one percent (1%) of our issued voting shares or whose shares have a fair market value in excess of $2,000 in the aggregate may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting. To be a qualified shareholder, a shareholder must currently be and have been a registered or beneficial owner of at least one share of the company for at least 2 years before the date of signing the proposal.

If the proposal and a written statement in support of the proposal (if any) are submitted at least three months before the anniversary date of the previous annual meeting and the proposal and written statement (if any) meet other specified requirements, then the company must either set out the proposal, including the names and mailing addresses of the submitting person and supporters and the written statement (if any), in the proxy circular of the company or attach the proposal and written statement thereto.

In certain circumstances, the company may refuse to process a proposal.

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SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of our Subordinate Voting Shares following this offering, or the perception that these sales could occur, could adversely affect prevailing market prices of our Subordinate Voting Shares and could impair our future ability to obtain capital, especially through an offering of equity securities. Assuming the sale of all Units offered by us, we will have an aggregate of xxx Subordinate Voting Shares outstanding upon the closing of this offering. Of these shares, the Subordinate Voting Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by “affiliates” (as that term is defined under Rule 144 of the Securities Act, or Rule 144), who may sell only the volume of shares described below and whose sales would be subject to additional restrictions described below. An additional xxx Subordinate Voting Shares are currently freely tradable without statutory restrictions.

The remaining Subordinate Voting Shares will be held by our existing shareholders and will be deemed to be “restricted securities” under Rule 144. Subject to certain contractual restrictions, including the lock-up agreements described below, restricted securities may only be sold in the public market pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under Rule 144, Rule 701 or Rule 904 under the Securities Act. These rules are summarized below. Sales of these shares in the public market after the restrictions under the lock-up agreements lapse, or the perception that those sales may occur, could cause the prevailing market price of our Subordinate Voting Shares to decrease or to be lower than it might be in the absence of those sales or perceptions.

Lock-Up Agreements

We, all of our directors and executive officers and holders of at least 10% of our outstanding Subordinate Voting Shares and our Subordinate Voting Shares issuable upon the exercise of options and warrants have signed lock-up agreements. Pursuant to such lock-up agreements, such persons have agreed, subject to certain exceptions, not to sell or otherwise dispose of Subordinate Voting Shares or any securities convertible into or exchangeable for Subordinate Voting Shares for a period of 90 days after later of the closing of the Placement or effectiveness of the registration statemen without the prior written consent of Aegis Capital Inc., which may, in its sole discretion, at any time without prior notice, release all or any portion of the Subordinate Voting Shares from the restrictions in any such agreement.

Rule 144

Shares Held for Six Months

In general, under Rule 144 as currently in effect, and subject to the terms of any lock-up agreement, commencing 90 days after the closing of this offering, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned our Subordinate Voting Shares for six months or more, including the holding period of any prior owner other than one of our affiliates (i.e., commencing when the shares were acquired from our company or from an affiliate of our company as restricted securities), is entitled to sell our shares, subject to the availability of current public information about us. In the case of an affiliate shareholder, the right to sell is also subject to the fulfillment of certain additional conditions, including manner of sale provisions and notice requirements, and to a volume limitation that limits the number of shares to be sold thereby, within any three-month period, to the greater of:

●	1% of the number of Subordinate Voting Shares then outstanding; or

●	the average weekly trading volume of our Subordinate Voting Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

The six-month holding period of Rule 144 does not apply to sales of unrestricted securities. Accordingly, persons who hold unrestricted securities may sell them under the requirements of Rule 144 described above without regard to the six-month holding period, even if they were considered our affiliates at the time of the sale or at any time during the ninety days preceding such date.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who received or purchased Subordinate Voting Shares from us under our incentive option plan or other written agreement before the closing of this offering is entitled to resell these shares.

The SEC has indicated that Rule 701 will apply to typical share options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of these options, including exercises after the closing of this offering. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above (see “Lock-Up Agreements”), may be sold beginning 90 days after the closing of this offering in reliance on Rule 144 by:

●	persons other than affiliates, without restriction; and

●	affiliates, subject to the manner-of-sale, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

Canadian Restrictions

The Securities to be offered in this offering will be subject to resale restrictions in Canada under Canadian Securities Administrators National Instrument 45-102 Resale of Securities and may not be sold or otherwise disposed of in Canada for a period of four months from the date of distribution of the Securities, unless a statutory exemption is available or a discretionary order is obtained from the applicable Canadian securities commission allowing the earlier resale thereof, and may be subject to additional resale restrictions if such sale or other disposition would be a “control distribution”, as that term is defined in NI 45-102.

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U.S. FEDERAL INCOME TAX CONSIDERATIONS

THE FOLLOWING SUMMARY IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSIDERED TO BE, LEGAL OR TAX ADVICE. EACH U.S. HOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO THE PERSONAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF SUBORDINATE VOTING SHARES, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

Subject to the limitations described in the next two paragraphs, the following discussion summarizes the material U.S. federal income tax consequences to a “U.S. Holder” arising from the purchase, ownership and sale of the Subordinate Voting Shares and Warrants. For this purpose, a “U.S. Holder” is a holder of Subordinate Voting Shares that is: (1) an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under U.S. federal income tax laws; (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) or a partnership (other than a partnership that is not treated as a U.S. person under any applicable U.S. Treasury regulations) created or organized under the laws of the United States or the District of Columbia or any political subdivision thereof; (3) an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) a trust that has a valid election in effect to be treated as a U.S. person to the extent provided in U.S. Treasury regulations.

This summary does not purport to be a comprehensive description of all of the U.S. federal income tax considerations that may be relevant to a decision to purchase our Subordinate Voting Shares. This summary generally considers only U.S. Holders that will own our Subordinate Voting Shares as capital assets. Except to the limited extent discussed below, this summary does not consider the U.S. federal tax consequences to a person that is not a U.S. Holder, nor does it describe the rules applicable to determine a taxpayer’s status as a U.S. Holder. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, final, temporary and proposed U.S. Treasury regulations promulgated thereunder, administrative and judicial interpretations thereof, and the United States-Israel Income Tax Treaty, all as in effect as of the date hereof and all of which are subject to change, possibly on a retroactive basis, and all of which are open to differing interpretations. We will not seek a ruling from the Internal Revenue Service, or the IRS, with regard to the U.S. federal income tax treatment of an investment in our Subordinate Voting Shares by U.S. Holders and, therefore, can provide no assurances that the IRS will agree with the conclusions set forth below.

This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder based on such holder’s particular circumstances and in particular does not discuss any estate, gift, generation-skipping transfer, state, local, excise or foreign tax considerations. In addition, this discussion does not address the U.S. federal income tax treatment of a U.S. Holder who is: (1) a bank, life insurance company, regulated investment company, or other financial institution or “financial services entity;” (2) a broker or dealer in securities or foreign currency; (3) a person who acquired our Subordinate Voting Shares in connection with employment or other performance of services; (4) a U.S. Holder that is subject to the U.S. alternative minimum tax; (5) a U.S. Holder that holds our Subordinate Voting Shares as a hedge or as part of a hedging, straddle, conversion or constructive sale transaction or other risk-reduction transaction for U.S. federal income tax purposes; (6) a tax-exempt entity; (7) real estate investment trusts or grantor trusts; (8) a U.S. Holder that expatriates out of the United States or a former long-term resident of the United States; or (9) a person having a functional currency other than the U.S. dollar. This discussion does not address the U.S. federal income tax treatment of a U.S. Holder that owns, directly or constructively, at any time, Subordinate Voting Shares representing 10% or more of the stock of our Company. Additionally, the U.S. federal income tax treatment of partnerships (or other pass-through entities) or persons who hold Subordinate Voting Shares through a partnership or other pass-through entity are not addressed.

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Each prospective investor is advised to consult his or her own tax adviser for the specific tax consequences to that investor of purchasing, holding or disposing of our SUBORDINATE VOTING Shares, including the effects of applicable state, local, foreign or other tax laws and possible changes in the tax laws.

Allocation of Purchase Price Between Subordinate Voting Shares and Accompanying Warrants

For U.S. federal income tax purposes, with respect to each Unit, the Subordinate Voting Shares and Warrants acquired in this prospectus will be treated as an “investment unit” consisting of one Subordinate Voting Share and one Warrant, with each Warrant exercisable into one Subordinate Voting Share. The purchase price for each investment unit will be allocated between these two components in proportion to their relative fair market values at the time the Unit is purchased by the U.S. Holder. This allocation of the purchase price for each Unit will establish the U.S. Holder’s initial tax basis for U.S. federal income tax purposes in each security included in each Unit. The separation of components of each Unit should not be a taxable event for U.S. federal income tax purposes. U.S. Holders should consult their tax advisors regarding the allocation of the purchase price for a Unit.

Exercise and Expiration of Warrants

In general, a U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon the exercise of Warrants into Subordinate Voting Shares. The U.S. federal income tax treatment of a cashless exercise of Warrants into our Subordinate Voting Shares is unclear. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Warrants.

The expiration of a Warrant will be treated as if the U.S. Holder sold or exchanged the Warrant and recognized a capital loss equal to the U.S. Holder’s tax basis in the Warrant.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of Subordinate Voting Shares issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). An adjustment to the Warrants that could result in a constructive distribution to a U.S. Holder would be treated as described under “Taxation of Dividends Paid on Subordinate Voting Shares” below, and the tax treatment of distributions on the Warrants is unclear. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the U.S. Holder. U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to and distributions on the Warrants.

Taxation of Dividends Paid on Subordinate Voting Shares

We do not intend to pay dividends in the foreseeable future. In the event that we do pay dividends, and subject to the discussion under the heading “Passive Foreign Investment Companies” below and the discussion of “qualified dividend income” below, a U.S. Holder, other than certain U.S. Holders that are U.S. corporations, will be required to include in gross income as ordinary income the amount of any distribution paid on the Subordinate Voting Shares (including the amount of any Israeli tax withheld on the date of the distribution), to the extent that such distribution does not exceed our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. The amount of a distribution which exceeds our earnings and profits will be treated first as a non-taxable return of capital, reducing the U.S. Holder’s tax basis for the Subordinate Voting Shares to the extent thereof, and then capital gain. We do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles and, therefore, U.S. Holders should expect that the entire amount of any distribution generally will be reported as dividend income.

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In general, preferential tax rates for “qualified dividend income” and long-term capital gains are applicable for U.S. Holders that are individuals, estates or trusts. For this purpose, “qualified dividend income” means, inter alia, dividends received from a “qualified foreign corporation.” A “qualified foreign corporation” is a corporation that is entitled to the benefits of a comprehensive tax treaty with the United States which includes an exchange of information program. The IRS has stated that the United States-Israel Tax Treaty satisfies this requirement and we believe we are eligible for the benefits of that treaty.

In addition, our dividends will be qualified dividend income if our Subordinate Voting Shares are readily tradable on the Nasdaq Capital Market or another established securities market in the United States. Dividends will not qualify for the preferential rate if we are treated, in the year the dividend is paid or in the prior year, as a PFIC, as described below under “Passive Foreign Investment Companies.” A U.S. Holder will not be entitled to the preferential rate: (1) if the U.S. Holder has not held our Subordinate Voting Shares for at least 61 days of the 121 day period beginning on the date which is 60 days before the ex-dividend date, or (2) to the extent the U.S. Holder is under an obligation to make related payments with respect to positions in substantially similar or related property. Any days during which the U.S. Holder has diminished its risk of loss on our Subordinate Voting Shares are not counted towards meeting the 61-day holding period. Finally, U.S. Holders who elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the preferential rate of taxation.

The amount of a distribution with respect to our Subordinate Voting Shares will be measured by the amount of the fair market value of any property distributed, and for U.S. federal income tax purposes, the amount of any Israeli taxes withheld therefrom. Cash distributions paid by us in NIS will be included in the income of U.S. Holders at a U.S. dollar amount based upon the spot rate of exchange in effect on the date the dividend is includible in the income of the U.S. Holder, and U.S. Holders will have a tax basis in such NIS for U.S. federal income tax purposes equal to such U.S. dollar value. If the U.S. Holder subsequently converts the NIS into U.S. dollars or otherwise disposes of them, any subsequent gain or loss in respect of such NIS arising from exchange rate fluctuations will be U.S. source ordinary exchange gain or loss.

Dividends paid with respect to our Subordinate Voting Shares will be treated as foreign source income, which may be relevant in calculating the holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if holders do not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and U.S. Holders should consult their tax advisor to determine whether and to what extent such holder will be entitled to this credit.

Taxation of the Sale, Exchange or other Disposition of Subordinate Voting Shares

Except as provided under the PFIC rules described below under “Passive Foreign Investment Companies,” upon the sale, exchange or other disposition of our Subordinate Voting Shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between such U.S. Holder’s tax basis for the Subordinate Voting Shares, determined in U.S. dollars, and the U.S. dollar value of the amount realized on the disposition (or its U.S. dollar equivalent determined by reference to the spot rate of exchange on the date of disposition, if the amount realized is denominated in a foreign currency). The gain or loss realized on the sale, exchange or other disposition of Subordinate Voting Shares will be long-term capital gain or loss if the U.S. Holder has a holding period of more than one year at the time of the disposition. Individuals who recognize long-term capital gains may be taxed on such gains at reduced rates of tax. The deduction of capital losses is subject to various limitations.

Passive Foreign Investment Companies

Special U.S. federal income tax laws apply to U.S. taxpayers who own shares of a corporation that is a PFIC. We will be treated as a PFIC for U.S. federal income tax purposes for any taxable year that either:

●	75% or more of our gross income (including our pro rata share of gross income for any company, in which we are considered to own 25% or more of the shares by value), in a taxable year is passive; or

●	At least 50% of our assets generally determined on the basis of a quarterly average and based upon fair market value (including our pro rata share of the assets of any company in which we are considered to own 25% or more of the shares by value) are held for the production of, or produce, passive income.

For this purpose, passive income generally consists of rents, dividends, interest, royalties, gains from the disposition of passive assets and gains from commodities and securities transactions. Cash is treated as generating passive income.

We believe that we will not be a PFIC for the current taxable year, although we have not determined whether we will be a PFIC in the foreseeable future. The tests for determining PFIC status are applied annually, and it is difficult to make accurate projections of future income and assets which are relevant to this determination. In addition, our PFIC status may depend in part on the market value of our Subordinate Voting Shares. Accordingly, there can be no assurance that we currently are not or will not become a PFIC.

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If we currently are or become a PFIC, each U.S. Holder who has not elected to mark the shares to market (as discussed below), would, upon receipt of certain “excess distributions” by us and upon disposition of our Subordinate Voting Shares at a gain: (1) have such excess distribution or gain allocated ratably over the U.S. Holder’s holding period for the Subordinate Voting Shares, as the case may be; (2) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (3) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the Ordinary will be treated as excess distributions. In addition, when shares of a PFIC are acquired by reason of death from a decedent that was a U.S. Holder, the tax basis of such shares would not receive a step-up to fair market value as of the date of the decedent’s death, but instead would be equal to the decedent’s basis if lower, unless all gain were recognized by the decedent. Indirect investments in a PFIC may also be subject to these special U.S. federal income tax rules.

The PFIC rules described above would not apply to a U.S. Holder who makes a qualified electing fund, or QEF election for all taxable years that such U.S. Holder has held the Subordinate Voting Shares while we are a PFIC, provided that we comply with specified reporting requirements. Instead, each U.S. Holder who has made such a QEF election is required for each taxable year that we are a PFIC to include in income such U.S. Holder’s pro rata share of our ordinary earnings as ordinary income and such U.S. Holder’s pro rata share of our net capital gains as long-term capital gain, regardless of whether we make any distributions of such earnings or gain. In general, a QEF election is effective only if we make available certain required information. The QEF election is made on a shareholder-by-shareholder basis and generally may be revoked only with the consent of the IRS. We do not intend to notify U.S. Holders if we believe we will be treated as a PFIC for any tax year. In addition, we do not intend to furnish U.S. Holders annually with information needed in order to complete IRS Form 8621 and to make and maintain a valid QEF election for any year in which we or any of our subsidiaries are a PFIC. Therefore, the QEF election will not be available with respect to our Subordinate Voting Shares.

In addition, the PFIC rules described above would not apply if we were a PFIC and a U.S. Holder made a mark-to-market election. A U.S. Holder of our Subordinate Voting Shares which are regularly traded on a qualifying exchange, including the Nasdaq Capital Market, can elect to mark the Subordinate Voting Shares to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the Subordinate Voting Shares and the U.S. Holder’s adjusted tax basis in the Subordinate Voting Shares. Losses are allowed only to the extent of net mark-to-market gain previously included income by the U.S. Holder under the election for prior taxable years.

U.S. Holders who hold our Subordinate Voting Shares during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC. U.S. Holders are strongly urged to consult their tax advisors about the PFIC rules.

Tax on Net Investment Income

U.S. Holders who are individuals, estates or trusts will generally be required to pay a 3.8% Medicare tax on their net investment income (including dividends on and gains from the sale or other disposition of our Subordinate Voting Shares), or in the case of estates and trusts on their net investment income that is not distributed to beneficiaries of the estate or trust. In each case, the 3.8% Medicare tax applies only to the extent the U.S. Holder’s total adjusted income exceeds applicable thresholds.

Information Reporting and Withholding

A U.S. Holder may be subject to backup withholding at a rate of 24% with respect to cash dividends and proceeds from a disposition of our Subordinate Voting Shares. In general, backup withholding will apply only if a U.S. Holder fails to comply with specified identification procedures. Backup withholding will not apply with respect to payments made to designated exempt recipients, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax and may be claimed as a credit against the U.S. federal income tax liability of a U.S. Holder, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders with interests in “specified foreign financial assets” (including, among other assets, our Subordinate Voting Shares, unless such Subordinate Voting Shares are held on such U.S. Holder’s behalf through a financial institution) may be required to file an information report with the IRS if the aggregate value of all such assets exceeds $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year (or such higher dollar amount as may be prescribed by applicable IRS guidance); and may be required to file a Report of Foreign Bank and Financial Accounts, or FBAR, if the aggregate value of the foreign financial accounts exceeds $10,000 at any time during the calendar year. You should consult your own tax advisor as to the possible obligation to file such information report.

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PLAN OF DISTRIBUTION

Each Selling Shareholder (the “Selling Shareholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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EXPENSES

Set forth below is an itemization of the total expenses, excluding underwriting discounts, expected to be incurred in connection with the offer and sale of the securities offered by us. With the exception of the SEC registration fee, all amounts are estimates:

SEC registration fee	$117,896
Legal fees and expenses	25,000
Accounting fees and expenses	7,500
Miscellaneous	9,604
Total	$160,000

LEGAL MATTERS

The validity of the issuance of our Subordinate Voting Shares offered in this prospectus and certain other matters of Canadian law will be passed upon for us by Owen Bird Law Corporation. Certain matters of U.S. federal law will be passed upon for us by Louis A. Brilleman, Esq., New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2024 and 2023 and for the years then ended included in the registration statement on Form F-1 of which this prospectus forms a part have been audited by Reliant CPA PC. Such financial statements have been so included in reliance upon the report of such firms given upon their authority as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of British Columbia. Some of our directors and officers, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and all or a substantial portion of our assets, are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. There can be no assurance that U.S. investors will be able to enforce against us, members of our Board, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. There can be no assurance that U.S. investors will be able to enforce against us, members of our Board, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. There is uncertainty with respect to whether a Canadian court would take jurisdiction on a matter of liability predicated solely upon U.S. federal securities laws, and uncertainty with respect to whether a Canadian court would enforce a foreign judgment on liabilities predicated upon the securities laws of the United States.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our Subordinate Voting Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements will file reports with the SEC. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at https://femtocorp.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

This prospectus incorporates by reference the documents listed below:

(1)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025;

(2)	The description of our securities contained in our Registration Statement on Form 8-A filed with the SEC on May 26, 2022, including any amendments and reports filed for the purpose of updating such description.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

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GLOSSARY OF TERMS

“Amalgamation Agreement” means the amalgamation agreement dated March 21, 2021 between Lincoln and Fundingco respecting the Amalgamation Transaction.

“Amalgamation Transaction” means the amalgamation of Lincoln and Fundingco pursuant to Section 275 of the BCBCA to form the Company, in accordance with the Amalgamation Agreement.

“BCBCA” means the Business Corporations Act (British Columbia).

“Benefit CRM Software” means the Company’s proprietary CRM software product known as “Benefit CRM”.

“Big Data” generally refers to: (i) massive amounts of data that keeps growing exponentially with time, (ii) that is so voluminous that it cannot be processed or analyzed using conventional data processing techniques, and (iii) includes data mining, data storage, data analysis, data sharing, and data visualization.

“Bzizinsky Investments” means Bzizinsky Investments and Promotions Ltd., an Israeli corporation controlled by Dalia Bzizinksy

“Business Combination Agreement” means the business combination agreement dated December 16, 2019 among Lincoln, Fundingco, BYND Israel and the BYND Israel Shareholders (as amended), with respect to the Business Combination Transactions.

“Business Combination Closing Date” means March 29, 2021, the closing date of the Business Combination Transactions.

“Business Combination Transactions” means collectively, the Amalgamation Transaction and the Share Exchange Transaction.

“BYBY” means B.Y.B.Y. Investments and Promotions Ltd., a corporation existing under the laws of the State of Israel and the 74% owned subsidiary of BYND Israel.

“BYBY Acquisition” means BYND Israel’s acquisition of its 74% ownership interest in BYBY.

“BYND Israel” means BYND – Beyond Solutions Ltd., a corporation existing under the laws of the State of Israel and the 100% owned operating subsidiary of the Company.

“BYND Israel Shares” means the common shares in the capital of BYND Israel.

“BYND Israel Shareholders” means collectively, Marcel (Moti) Maram, Avner Tal, Yftah Ben Yaackov and Bzizinsky Investments, the holders of BYND Israel Shares, immediately prior to the Share Exchange Transaction.

“Cannabis Farm” means the approximately 3.7 acre farm that might be established by the Company in southern Israel, to grow medical cannabis.

“Cannasoft Pharma” means Cannasoft Pharma Holdings Ltd., a corporation existing under the laws of the State of Israel and the 100% owned subsidiary of BYND Israel.

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“CMPR” means Israeli Government Resolution No. 1587 — Cannabis for Medicinal Purposes and Research, the legislation which sets forth the framework for medical cannabis regulation in Israel.

“Subordinate Voting Shares” means the Subordinate Voting shares in the capital of the Company.

“Common Shares” means Subordinate Voting Shares.

“Consideration Shares” means the 18,015,883 Subordinate Voting Shares of the Company issued to the BYND Israel Shareholders pursuant to the Share Exchange Transaction.

“CRM” means customer relationship management.

“CSA” means the Canadian Securities Administrators, umbrella organization of Canada’s provincial and territorial securities regulators whose objective is to improve, coordinate and harmonize regulation of the Canadian capital markets.

“CSE” means the Canadian Securities Exchange.

“Cultivation farm Licence” means the licence for growing medical cannabis granted by the MCU to Dalia Bzizinsky and subsequently to be transferred to BYBY.

“Customized CRM Software Platform” means a customized CRM platform that can be developed by clients and resellers using our New CRM Platform.

“Dangerous Drug Ordinance” means the Israeli Dangerous Drugs Ordinance New Version 5733-1973 and regulations promulgated thereunder.

“Distribution Licence” means a licence, granted by the MCU, to operate medical cannabis storage site and to distribute medical cannabis in Israel.

“Fundingco” means 1232986 B.C. Ltd., a company formed pursuant to the BCBCA, and a predecessor to the Company.

“Fundingco Shares” means the common shares in the capital of Fundingco, prior to the Amalgamation Transaction.

“GAP” refers to a Good Agricultural Practices certification received from the Israeli Ministry of Health which confirms that an organization meets the agricultural standards for cannabis set forth in the CMPR.

“GDP” refers to a Good Distribution Practices certification received from the Israeli Ministry of Health which confirms that an organization meets the distribution standards for cannabis set forth in the CMPR.

“Growing License” means a licence, granted by the MCU, to operate a farm for growing medical cannabis in Israel.

“GSP” refers to a Good Storage Practices certification received from the Israeli Ministry of Health which confirms that an organization meets the storage standards for cannabis set forth in the CMPR.

“IMC-GMP” refers to a Good Manufacturing Practices certification received from the Israeli Ministry of Health which confirms that an organization meets the manufacturing standards for cannabis set forth in the CMPR.

“Indoor Cannabis Growing Facility” means the approximately 2,400 square meter indoor facility that might be established by the Company in southern Israel, to grow medical cannabis.

“Israeli Cannabis Laws” means collectively, the Israeli Dangerous Drugs Ordinance together with the directives and guidelines issued from time to time by the MCU, including the CMPR.

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“Israeli Trustee” means The IBI Trust Management, a trust company located in Israel.

“Lincoln” means Lincoln Acquisitions Corp., a company formed pursuant to the BCBCA, and a predecessor to the Company.

“Lincoln Shares” means the common shares in the capital of Lincoln, prior to the Amalgamation Transaction.

“Listing” means the listing of the Subordinate Voting Shares on the CSE.

“Listing Date” means the date the Subordinate Voting Shares are first listed for trading on the CSE.

“Manufacturing Licence” means a licence, granted by the MCU, to operate a medical cannabis production facility in Israel.

“Material Adverse Change” or “Material Adverse Effect” means with respect to the Company, BYND Israel or BYBY, as the case may be, any change (including a decision to implement such a change made by the board of directors or by senior management who believe that confirmation of the decision by the board of directors is probable), event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), liabilities, capitalization, ownership, financial condition or results of operations of the Company, BYND Israel or BYBY, as the case may be, on a consolidated basis.

“MCU” means the medical cannabis unit established by the Israeli Ministry of Health and which is responsible for the regulation of cannabis for medical use and research purposes.

“New Cannabis CRM Platform” means the Company’s CRM software platform which is being developed specifically for the medical cannabis sector.

“New CRM Platform” means the Company’s next generation, cloud based version of its Benefit CRM Software which is currently under development.

“NI 41-101” means CSA National Instrument 41-101 – General Prospectus Requirements.

“NI 52-110” means CSA National Instrument 52-110 – Audit Committees.

“NI 58-101” means CSA National Instrument 58-101 – Disclosure of Corporate Governance Practices.

“NIS” means New Israeli Shekels.

“NP 58-201” means CSA National Policy 58-201 - Corporate Governance Guidelines.

“Pharmacy Licence” means a licence, granted by the MCU, to operate a pharmacy which dispenses medical cannabis in Israel.

“Principals” means collectively, each person who is a “principal” within the meaning ascribed thereto in NI 46-201.

“Propagation Licence” means a licence, granted by the MCU, to operate a medical cannabis propagation facility in Israel.

“Share Exchange Transaction” means the share exchange transaction completed pursuant to the terms of the Business Combination Agreement, whereby the BYND Israel Shareholders transferred 100% of their BYND Israel Shares to the Company, in exchange for the Consideration Shares.

“SMB” means small to medium sized business.

“Stock Option Plan” or the “Plan” means the stock option plan of the Company approved on May 29, 2023. See “Options and Other Rights to Purchase Securities”.

“Trust Declaration” means the trust declaration dated October 1, 2020 made by the Dalia Bzizinsky in favor of BYND Israel which provides inter alia that, Dalia Bzizinsky is holding her 26% ownership interest in BYBY as bare trustee for BYND Israel.

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FEMTO TECHNOLOGIES INC.

PRELIMINARY PROSPECTUS

, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees.

Indemnification

Our articles of association provide that we may indemnify our directors, former directors, officers or former officers, any other person and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we may, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each of our directors and officers is deemed to have contracted with us on terms of the indemnity contained in our articles of association. In addition, the Registrant may indemnify any other person in accordance with the BCBCA.

We also have entered and intend to enter into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our articles of association. These agreements, among other things, to provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by such persons in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions in our articles of association and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The above description of the limitation of liability and indemnification provisions of our articles of association of incorporation, our articles of association and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which will be filed as an exhibit to this registration statement to which this prospectus forms a part.

The limitation of liability and indemnification provisions in our articles of association may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of Subordinate Voting Shares being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 7. Recent Sales of Unregistered Securities.

Set forth below are all of the sales of our securities since our incorporation in March 2021, which were not registered under the Securities Act. We believe that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

On March 29, 2021, as part of the reverse takeover, we issued 18,015,883 Subordinate Voting shares (5,578 subordinate voting shares post reverse splits) to the former shareholders of BYND Israel in exchange for all of the issued and outstanding shares of BYND Israel.

On May 5, 2021, we announced that we completed a non-brokered private placement financing wherein wet raised C$522,410 through the issuance of 435,337 Subordinate Voting shares (135 subordinate voting shares post reverse splits) at a price of C$1.20 per share.

On July 5, 2021, we announced that we completed a non-brokered private placement financing wherein we raised C$1,840,000 through the issuance of 2,000,000 Subordinate Voting shares (619 subordinate voting shares post reverse splits) at a price of C$0.92 per share.

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On August 16, 2021, 5,000 stock options were exercised to Subordinate Voting shares (2 subordinate voting shares post reverse splits) and on September 21, 2021, 55,000 stock options were exercised to Subordinate Voting shares (17 subordinate voting shares post reverse splits) for a total proceeds of C$49,200.

On October 4, 2021, we completed two non-brokered private placements financing wherein we raised C$2,500,000 through the issuance of 2,403,846 Subordinate Voting shares (744 subordinate voting shares post reverse splits) at a price of C$1.04 per share as well as 400,000 non-transferable share purchase warrants at an exercise price of C$1.30 per common share.

In connection with the second financing, we raised C$189,834 through the issuance of 94,917 Subordinate Voting shares (29 subordinate voting shares post reverse splits) at a price of C$2.00 per share.

On October 14, 2021, we completed a non-brokered private placement financing wherein we raised C$400,000 through the issuance of 200,000 Subordinate Voting shares (62 subordinate voting shares post reverse splits) at a price of C$2.00 per share.

On January 13, 2022, we completed a non-brokered private placement financing wherein we raised C$122,950 through the issuance of 40,983 Subordinate Voting shares (13 subordinate voting shares post reverse splits) at a price of C$3.00 per share.

On May 3, 2022, 150,000 stock options were exercised to Subordinate Voting shares (46 subordinate voting shares post reverse splits) for total proceeds of C$123,000.

On July 4, 2022 we issued 6,727 Subordinate Voting shares (2 subordinate voting shares post reverse splits) following the vesting of RSU’s.

On September 20, 2022 140,000 stock options were exercised to Subordinate Voting shares (43 subordinate voting shares post reverse splits) for a total proceeds of C$114,800.

On September 22, 2022, as part of the acquisition of Zigi Carmel, we issued 7,920,000 Subordinate Voting shares (2,452 subordinate voting shares post reverse splits) to the former shareholder of Zigi Carmel in exchange for all of the issued and outstanding shares of Zigi Carmel.

On October 3, 2022, we issued 6,727 Subordinate Voting shares (2 subordinate voting shares post reverse splits) to two directors following the vesting of RSU’s.

On October 5, 2022, we completed a non-brokered private placement financing wherein we raised C$616,570 through the issuance of 142,395 Subordinate Voting shares (44 subordinate voting shares post reverse splits) at a price of C$4.33 per share.

On January 3, 2023, we issued 6,727 Subordinate Voting shares (2 subordinate voting shares post reverse splits) to two directors following the vesting of RSU’s.

On April 3, 2023, we issued 6,727 Subordinate Voting shares (2 subordinate voting shares post reverse splits) to two directors following the vesting of RSU’s

On July 4, 2023, we issued 10,961 Subordinate Voting shares (3 subordinate voting shares post reverse splits) to two directors following the vesting of RSU’s.

On October 23, 2023, we issued 24,869 Subordinate Voting shares (8 subordinate voting shares post reverse splits) to two directors following the vesting of RSU’s.

On January 4, 2024, we issued 17,915 Subordinate Voting shares (6 subordinate voting shares post reverse splits) to two directors following the vesting of RSU’s.

On April 5, 2024, the Company issued 95 subordinate voting shares (6 subordinate voting shares post reverse split) to two directors following the vesting of RSU’s.

On April 5, 2024, the Company granted 1,180,000 RSUs (69,412 RSUs post reverse split) to directors and consultants of the Company, the RSUs vested immediately, and 1,180,000 subordinate voting shares (69,412 subordinate voting shares post reverse split) were issued on April 8, 2024.

On April 9, 2024, the Company granted 100,000 RSUs (5,882 RSUs post reverse split) to a consultant of the Company, the RSUs vested immediately, and 100,000 subordinate voting shares (5,882 subordinate voting shares post reverse split) were issued.

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On May 27, 2024, pursuant to a Settlement Agreement Dated May 27, 2024 (the “Settlement Agreement”), the Company issued 450,000 subordinate voting shares (26,471 subordinate voting shares post reverse split) (valued at US$400,500) in settlement of a dispute with the co-owner of a farm following the Company’s decision to suspend the construction of a cannabis farm on that property. Under the Settlement Agreement, the shares are to be held in escrow by the Company until the earlier of (a) the third anniversary of the Settlement Agreement, or (b) the date on which the Company’s board of directors resolves not to construct the cannabis farm. The number of shares to be released is subject to adjustment in the event that the market price of the Company’s subordinate voting shares is lower than US$15.13 per share on the date of release.

On June 14, 2024, the Company issued 1,238,525 subordinate voting shares (72,854 subordinate voting shares post reverse split) to three directors following the vesting of RSU’s.

On June 19, 2024, the Company issued 23,543 subordinate voting shares (1,385 subordinate voting shares post reverse split) to directors and consultants of the Company following the vesting of RSU’s.

On July 16, 2024, the Company issued 28,000 subordinate voting shares (1,647 subordinate voting shares post reverse split) to a consultant following the vesting of RSU’s.

On September 20, 2024, the Company issued 75,000 enhanced voting preference shares (4,412 enhanced voting preference shares post reverse split) to its Chief Executive Officer. This new class of shares (enhanced voting preference shares) was created and the shares issued as approved by the Company’s shareholders on August 1, 2024.

On February 7, 2025, the Company issued 188,000 subordinate voting shares to directors and consultants of the Company following the vesting of RSU’s.

On February 28, 2025, the Company completed the sale of approximately $17 million of Common Shares and pre-funded and investor warrants at a price of $4.17 per Common Unit. The offering (the “Private Placement”) consisted of the sale of Common Units (or Pre-Funded Units), each consisting of (i) one Common Share or Pre-Funded Warrant, (ii) one Series A Warrant to purchase one Common Share per warrant (the “Series A Warrants”) and (iii) one Series B Warrant to purchase one Common Share per warrant (the “Series B Warrants”). The offering price per Common Unit was $4.17 (or $4.16999 for each Pre-Funded Unit, which is equal to the offering price per Common Unit sold in the offering minus an exercise price of $0.00001 per Pre-Funded Warrant). The Pre-Funded Warrants are immediately exercisable. The initial exercise price of each Series A Warrant is $5.21 per Common Share. The Series A Warrants are exercisable immediately and expire 60 months after the Release Date (as defined in the Purchase Agreement) and may be exercised on a cashless basis if there is not then an effective registration covering the resale of the Common Shares underlying the Series A Warrants. The number of securities issuable under the Series A Warrant is subject to adjustment as described in the Series A Warrant. The initial exercise price of each Series B Warrant is $12.51 per Common Share. They also include an alternative cashless exercise option, allowing the holder to exercise the Series B Warrant at any time and receive three Common Shares for each Common Share then underlying the Series B Warrant without additional consideration. The Series B Warrants are exercisable immediately and expire 30 months after the Release Date. The number of securities issuable under the Series B Warrant is subject to adjustment as described in the Series B Warrant. Aegis Capital Corp. (“Aegis”) acted as sole placement agent in connection with the offering. Pursuant to the terms of the Placement Agreement, Aegis agreed to use its best efforts to arrange for the sale of the securities in the offering. As compensation to the placement agent, the Company paid the placement agent placement commission equal to 15.0% of the aggregate gross proceeds from the offering. Aegis will also receive a fee of 10.0% of the proceeds from the cash exercise of any warrants currently outstanding or issued in the Placement, payable on exercise. In addition, the Company agreed to reimburse Aegis for certain out-of-pocket expenses, including reasonable legal fees and disbursements for its counsel.

Also, on February 26, 2025, the Company entered into an exchange agreement (the “Exchange Agreement”) with certain holders of tranches of warrants to purchase Common Shares previously issued by the Company in March 2024 and December 2023 (collectively, the “Old Warrants”). Under the Exchange Agreement, such holders agreed to exchange with the Company some of the outstanding Old Warrants for 2,495,933 new warrants (the “Exchange Warrants”) to purchase Common Shares, substantially similar to the Series B Warrants issued in the Private Placement. If the exercise price of the Exchange Warrants are adjusted to the floor of $0.76, up to 123,253,146 Warrant Shares would be issuance upon the exercise of the Exchange Warrants. As a result of the Exchange Agreement, Old Warrants that were exchanged were cancelled as of that date.

On September 20, 2024, the Company issued 75,000 Enhanced Voting Preference Shares (4,412 Enhanced Voting Preference Shares post reverse split) (the “Preference Shares”) to its Chief Executive Officer. The Preference Shares carry 50 votes per share but are without dividend rights.

None of the securities mentioned above were registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering without any form of general solicitation or general advertising.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits. See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1	Form of Underwriting Agreement (1)

2.1	Certificate of Amalgamation (2)

2.2	Business Combination Agreement (2)

2.3	First Amendment to Business Combination Agreement (2)

2.4	Second Amendment to Business Combination Agreement (2)

3.1	Notice of Articles of the Company (2)

3.2	Amended and Restated Articles of the Company (3)

3.3	Amended and Restated Articles of the Company*

4.1	Form of March 2024 Series A Warrant (1)

4.2	Form of March 2024 Series B Warrant (1)

4.3	Form of March 2024 Pre-funded Warrant (1)

4.4	Form of Series A Warrant to Purchase Common Shares (4)

4.5	Form of Series B Warrant to Purchase Common Shares (4)

4.6	Form of PIPE Pre-funded Warrant to Purchase Common Shares (4)

5.1	Opinion of Owen Bird Law Corporation*

10.1	Consulting Agreement dated June 29, 2021, by and between the Company and Yiftah Ben Yaackov (2)

10.4	License Assignment dated November 24, 2019, between Dalia Bzizinsky and B.Y.B.Y Investments and Promotions Ltd. (2)

10.5	Lease dated May 1, 2020, between Dalia Bzizinsky and Cannasoft Pharma Ltd. (2)

10.6	Trust Declaration dated as of October 1, 2020 (2)

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10.8	Escrow Agreement dated March 29, 2021 among the Company, Computershare Investor Services and certain stockholders (2)

10.10	Stock Option Plan (5)

10.12	Share Purchase Agreement dated September 18, 2022, by and between the Company and Carmel Zigdon (6)

10.13	Shareholders Rights Plan dated January 24, 2024, by and between the Company and Computershare Investor Services Inc. (7)

10.14	Form of Exchange Agreement (4)

10.15	Form of Securities Purchase Agreement (4)

10.16	Form of Registration Rights Agreement (4)

10.17	Form of Placement Agent Agreement (4)

16.1	Letter from Dale Matheson Carr -Hilton Labonte LLP (2)

16.2	Letter from BF Borgers CPA PC (8)

16.3	Letter from Reliant CPA PC (8)

21	List of subsidiaries of BYND Cannasoft Enterprises Inc. (5)

23.1	Consent of Reliant CPA PC.

99.1	Authorization for Dealing in Controlled Substances Issued by the Ministry of Health dated October 12, 2020 (2)

99.2	Cultivation Farm license (5)

99.3	License to deal with a Controlled Substance without Contact Issued by the Ministry of Health, Israeli Medical Cannabis Agency dated February 5, 2023 (6)

107	Filing Fee Table*

*	Previously filed.
(1)	Incorporated by reference to Amendment No. 1 to the Company’s Registration Statement on Form F-1 filed March 7, 2024
(2)	Incorporated by reference to the Company’s Form 20-F/A filed on May 18, 2022.
(3)	Incorporated by reference to the Company’s Form 6-K filed on February 12, 2024
(4)	Incorporated by reference to the Company’s Form 6-K filed on February 28, 2025
(5)	Incorporated by reference to the Company’s Registration Statement on Form F-1 filed February 28, 2024
(6)	Incorporated by reference to the Company’s Annual Report on Form 20-F filed on April 27, 2023
(7)	Incorporated by reference to the Company’s Form 6-K filed on January 24, 2023
(8)	Incorporated by reference to the Company’s Form 6-K filed on January 17, 2024

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in British Columbia, Canada on this 1st day of April 2025.

FEMTO TECHNOLOGIES INC.

By:	/s/ Yftah Ben Yaackov
Yftah Ben Yaackov, Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yftah Ben Yaackov	Chief Executive Officer	April 1, 2025
Yftah Ben Yaackov	(Principal Executive Officer)

/s/ Gabi Kabazo	Chief Financial Officer and Director	April 1, 2025
Gabi Kabazo	(Principal Financial and Accounting Officer)

/s/ Marcel (Moti) Maram	Director	April 1, 2025
Marcel (Moti) Maram

/s/ Avner Tal	Director	April 1, 2025
Avner Tal

/s/ Stefania Szabo	Director	April 1, 2025
Stefania Szabo

/s/ Harold Wolkin	Director	April 1, 2025
Harold Wolkin

/s/ Niv Shirazi	Director	April 1, 2025
Niv Shirazi

/s/ Carmel Zigdon	Director	April 1, 2025
Carmel Zigdon

/s/ Mor Bzizinsky	Director	April 1, 2025
Mor Bzizinsky

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized United States representative of the registrant and has duly caused this Registration Statement on Form F-1 to be signed by the undersigned, thereunto duly authorized, on April 1, 2025.

Puglisi & Associates

Authorized U.S. Representative

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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